Exhibit 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (“Agreement”) is entered into as of September 17, 2010, by and between Extreme Networks, Inc., a Delaware corporation (“Owner”), and Trumark Companies LLC, a California limited liability company (“Developer”), in the context of the following facts and circumstances:

A. Owner holds fee title to certain real property containing approximately 16 acres of land, located in the City of Santa Clara, County of Santa Clara, State of California, commonly known as 3515-3585 Monroe Street and more fully described in Exhibit A (the “Property”).

B. Developer wishes to acquire an option to purchase the eastern portion of the Property containing approximately 8.0 acres of land (the “Option Parcel”). The portion of the Property to be retained by Owner is referred to in this Agreement as the “Remainder Parcel.” The general location of the Option Parcel and the Remainder Parcel are shown on the diagram attached hereto as Exhibit A-1.

C. Owner is willing to grant Developer such an option, and to sell the Option Parcel to Developer, expressly conditioned upon the approval and filing of a final subdivision map or parcel map in accordance with California’s Subdivision Map Act, and further subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. OPTION TO PURCHASE. Owner grants to Developer, and Developer accepts from Owner, the exclusive right and option (the “Option”) to purchase the Option Parcel on the terms and conditions set forth in this Agreement.

1.1 Memorandum of Option. Concurrently with the execution and delivery of this Agreement, Owner and Developer shall execute, acknowledge and deliver to Escrow Holder (defined in Section 4.1) a Memorandum of Option (“Memorandum”) in the form attached to this Agreement as Exhibit B. The Memorandum will be held by Escrow Holder and remain unrecorded unless Developer timely delivers the Due Diligence Approval Notice pursuant to Section 4.2(a) and timely delivers the Second Payment pursuant to Section 4.2(b), at which time Escrow Holder shall immediately record the Memorandum in the Official Records of Santa Clara County.

1.2 Quit Claim Deed. Also concurrently with the execution and delivery of this Agreement, Developer will execute, acknowledge and deliver to Escrow Holder a Quit Claim Deed (“Quit Claim”) in the form attached hereto as Exhibit C. The Quit Claim will be held by Escrow Holder and remain unrecorded unless and until this Agreement terminates for any reason. Within five (5) business days after either party (the “Terminating Party”) gives written notice to the other party (the “Non-Terminating Party”) and Escrow Holder of such termination, Escrow Holder shall record the Quit Claim in the Official Records of Santa Clara County unless the Non-Terminating Party provides written notice to Escrow Holder and the Terminating Party prior to the expiration of such five (5) business day period that it disputes such termination and the grounds therefor.

1.3 Right of First Negotiation. Owner hereby grants Developer a one-time right of first negotiation (“First Right”) to acquire the Remainder Property, or any portion thereof. The First Right shall automatically terminate on the earlier of the following: (a) termination of this Agreement prior to the Closing for any reason, or (b) the third (3rd) anniversary of the Closing Date. Prior to offering the Remainder Property, or any portion thereof, for sale to any other party, Owner shall give Developer written notice of the portion of the Remainder Property (the “Designated Property”) that Owner is wishing to sell. Within ten (10) days after receipt of Owner’s notice, Developer must give Owner written notice pursuant to which Developer shall elect to (i) exercise the First Right, or (ii) not exercise the First Right. If Developer does not respond in writing to Owner’s notice within the ten (10) day period, Developer shall be deemed to have elected clause (ii) above and Developer shall have no further rights under this Section 1.3. If Developer timely elects (i) above, Owner and Developer shall have twenty (20) days to endeavor in good faith to negotiate the basic economic terms, including but not limited to a description of the property to be sold, the purchase price, due diligence period, and closing date (the “Economic Terms”). In the event that the parties agree upon the Economic Terms during such twenty (20) day period, then Owner shall promptly prepare and deliver to Developer an amendment to this Agreement if the Closing hereunder has not yet occurred, or a new purchase agreement if the Closing hereunder has occurred consistent with the Economic Terms agreed upon by the parties, and Developer shall execute and return the amendment or new purchase agreement to Owner within ten (10) days from receipt thereof. If Developer elects, or is deemed to have elected, not to purchase the Designated Property, or if the parties can not agree upon the Economic Terms during the twenty (20) day period outlined above, then the First Right shall terminate and Developer shall have no further rights under this Section 1.3. The First Right is a one-time right and, therefore, Owner will only have to offer the Designated Property to Developer once and if the parties fail to reach agreement for Developer’s acquisition of the Designated Property, then Owner shall be free to sale the Designated Property to any other party on such terms Owner elects in its sole and absolute discretion; provided, however, that if the Designated Property consists of only a portion of the Remainder Property, the First Right shall remain in full force and effect as to any portion of the Remainder Property that does not constitute, or has not constituted, Designated Property pursuant to this Section 1.3. Concurrently herewith, Owner and Developer shall execute, acknowledge and deliver to Escrow Holder, for recordation concurrently with the Memorandum, a memorandum of such agreement (the “First Negotiation Memorandum”) in such form as may be mutually acceptable to the parties. Upon the expiration or termination of this First Right, Developer agrees to provide Owner with an executed and notarized quit claim deed in order to remove the First Negotiation Memorandum from title to the Remainder Parcel.

1.4 Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Developer has paid to Owner as further consideration for this Agreement and providing the Option, in cash, the sum of One Thousand Dollars ($1,000.00) (the “Independent Consideration”), in addition to the Option Payments set forth in Section 4 and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Owner and is non-refundable under any circumstances.

2. PURCHASE PRICE. The purchase price for the Option Parcel will be Twenty Four Million Dollars ($24,000,000.00) (the “Purchase Price”).

2.1 Land Survey. The Purchase Price represents approximately $71.74 per square foot of land for 348,480 square feet of land to be contained within the Option Parcel, as shown on that certain survey prepared by Carlson, Barbee and Gibson (CBG) and dated July 15, 2010 (the “Land Survey”), a copy of which has been provided to Developer. However, if the number of square feet to be contained within the Option Parcel is modified at the request of Developer, and such modification is approved in writing by Owner in its sole and absolute discretion as part of the Approved Conceptual Plan described in Section 7.2, then the Purchase Price shall be increased or decreased in accordance with the corresponding increase or decrease in square footage of the Option Parcel, using the price per square foot stated above.

2.2 Escrow and Closing Agreement. Following the exercise of the Option by Developer, the parties shall close the transaction through that certain Escrow Instructions and Closing Agreement (the “Escrow and Closing Agreement”) attached hereto as Exhibit D, to be executed and delivered by Owner and Developer as set forth in Section 4.5.

3. OPTION PERIOD DEFINITIONS; CLOSING DATE. In addition to capitalized terms that are defined elsewhere in this Agreement, the following terms shall have the definitions given below:

3.1 “Effective Date” shall mean the last date that both Owner and Developer have executed this Agreement as indicated below their signatures at the end of this document.

3.2 “First Option Period” or “Due Diligence Period” shall mean the sixty (60) day period that starts the day after the Effective Date.

3.3 “Second Option Period” shall mean the twelve (12) month period that starts the day after the end of the First Option Period (ending no later than 14 months after the Effective Date).

3.4 “Third Option Period” shall mean the six (6) month period that starts the day after the end of the Second Option Period (ending no later than 20 months after the Effective Date).

3.5 “Fourth Option Period” shall mean the six (6) month period that starts the day after the end of the Third Option Period (ending no later than 26 months after the Effective Date).

3.6 “Option Term” shall mean the period of time during which Developer shall have the right to exercise the Option. The Option Term initially shall expire at the end of the First Option Period; provided, however, that Developer shall have the right to extend the Option Term pursuant to Section 4, so that it expires at the end of the Second Option Term, the Third Option Term, or the Fourth Option Term, as applicable. Notwithstanding the foregoing, however, and superseding anything to the contrary in this Agreement, the Option Term shall automatically terminate without further notice thirty (30) days after the date that the Final Discretionary Approvals have been obtained (as defined in Section 7.8).

3.7 “Option Exercise Notice” shall mean a written notice delivered by Developer to Owner and Escrow Holder prior to the expiration of the Option Term (as such term may be extended pursuant to this Agreement), by which Developer notifies Owner of its intent to exercise its Option and to become irrevocably committed to complete the Closing, as further set forth in Section 4.5.

3.8 “Closing” shall mean the recordation of the grant deed from Owner pursuant to which fee title to the Option Parcel is transferred to the Developer under the Escrow and Closing Agreement.

3.9 “Closing Date” shall mean the date that is thirty (30) days after the delivery by Developer of the Option Exercise Notice; provided, however, that if the Final Subdivision Map (defined in Section 7.1(a)(ii) below) is not recorded with the Office of the Recorder of Santa Clara County at least ten (10) days prior to said Closing Date, then Developer shall have the right to extend the Closing Date as described in Section 4.6.

3.10 “Day” shall mean calendar day (including weekends and holidays), and “month” shall mean calendar month; provided, however, that if the end of any time period or the deadline for any performance obligation falls on a Saturday, Sunday, or bank holiday, then the time period or deadline shall be extended to the next calendar day that is not a Saturday, Sunday or bank holiday.

3.11 “Option Schedule” shall mean a schedule of dates setting forth the specific calendar dates for each Option Period, the Closing Date and the Closing Extensions, which Option Schedule shall be prepared by Developer consistent with the provisions of this Agreement, initialed by Developer and delivered to Owner within five (5) days after the Effective Date. If Owner approves of the Option Schedule, Owner will initial the Option Schedule and provide Developer with a copy of the fully initialed Option Schedule. Once initialed by both parties, the Option Schedule shall be attached to this Agreement as Exhibit E and shall be deemed incorporated into this Agreement by this reference.

4. OPTION PAYMENTS; EXERCISE OF OPTION. Developer’s Option rights under this Agreement shall be subject to the following terms and conditions, time being strictly of the essence:

4.1 First Option Period. Within two (2) business days after the Effective Date, Developer shall deliver to First American Title Company (“Escrow Holder” or “Title Company”), whose address is 1737 North First Street, Suite 500, San Jose, CA 95112, Attention: Dian Blair Five Hundred Thousand Dollars ($500,000.00) in good funds (“First Payment”).

(a) The First Payment shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank located in California.

(b) All interest accrued on the First Payment shall be credited to Owner as part of the consideration for the execution of this Agreement and for Developer’s opportunity to investigate the Option Parcel during the First Option Period. Owner shall provide Escrow Holder with its Federal Tax Identification Number and such other information as Escrow Holder may request in connection with establishing the account.

If Developer, in its sole discretion, does not extend the Option Term beyond the First Option Period as provided in Section 4.2, then this Agreement and the rights of Developer hereunder shall automatically terminate as of the end of the First Option Period. In such event, Escrow Holder shall return the First Option Payment to Developer, shall pay all interest accrued thereon to Owner, and shall return the unrecorded Memorandum and Quit Claim to Owner.

4.2 Second Option Period. Developer shall have the right to extend the Option Term through the end of the Second Option Period, provided that Developer does the following prior to the end of the First Option Period:

(a) Developer shall deliver to Owner the Due Diligence Approval Notice as described in Section 6.4(a); and

(b) Developer shall deliver to Escrow Holder the sum of Five Hundred Thousand Dollars ($500,000.00) in good funds (“Second Payment”), together with written instructions to Escrow Holder to immediately release the First Payment and the Second Payment (and all interest accrued thereon) to Owner.

If Developer does not extend the Option Term beyond the Second Option Period as provided in Section 4.3, or does not exercise the Option prior to the end of the Second Option Period, then this Agreement and the rights of Developer hereunder shall automatically terminate as of the end of the Second Option Period. In such event, Escrow Holder shall record the Quit Claim within two business days after either party notifies the other party and Escrow Holder of such termination, and Owner shall retain the First Payment and the Second Payment (and interest accrued thereon), subject to Section 9 with respect to any Event of Owner’s Default and the other terms and provisions of this Agreement.

4.3 Third Option Period. Developer shall have the right to extend the Option Term through the end of the Third Option Period, provided that Developer does the following prior to the expiration of the Second Option Period:

(a) Developer shall deliver to Owner, at no charge to Owner: (i) reasonable evidence that Developer’s applications for the Entitlements (as defined in Section 7) are “complete” (as defined by the City), and (ii) copies of all inspection reports, due diligence reports, plans, specifications, drawings, surveys, submittals, and other documents prepared by or on behalf of Developer in connection with Developer’s Inspections (defined in Section 6.2) or the Entitlements; and

(b) Developer shall deliver to Escrow Holder the sum of Five Hundred Thousand Dollars ($500,000.00) in good funds (“Third Payment”), together with written instructions to Escrow Holder to immediately release the Third Payment to Owner.

If Developer does not extend the Option Term beyond the Third Option Period as provided in Section 4.4, or does not exercise the Option prior to the end of the Third Option Period, then this Agreement and the rights of Developer hereunder shall automatically terminate as of the end of the Third Option Period. In such event, Escrow Holder shall record the Quit Claim within two business days after either party notifies the other party and Escrow Holder of such termination, and Owner shall retain the First Payment, the Second Payment and the Third Payment (and interest accrued thereon), subject to Section 9 with respect to any Event of Owner’s Default and the other terms and provisions of this Agreement.

4.4 Fourth Option Period. Developer shall have the right to extend the Option Term through the end of the Fourth Option Period, provided that Developer does the following prior to the expiration of the Third Option Period:

(a) Developer shall deliver to Owner, at no charge to Owner: (i) reasonable evidence that Developer is diligently pursuing the Entitlements, and (ii) copies of all inspection reports, due diligence reports, plans, specifications, drawings, surveys, submittals, and other documents prepared by or on behalf of Developer in connection with Developer’s Inspections (defined in Section 6.2) or the Entitlements, to the extent not previously delivered to Owner; and

(b) Developer shall deliver to Escrow Holder the sum of Five Hundred Thousand Dollars ($500,000.00) in good funds (“Fourth Payment”), together with written instructions to Escrow Holder to immediately release the Fourth Payment to Owner.

Developer shall not have the right to extend the Option Term beyond the Fourth Option Period. If Developer does not exercise the Option prior to the end of the Fourth Option Period, then this Agreement and the rights of Developer hereunder shall automatically terminate as of the end of the Fourth Option Period. In such event, Escrow Holder shall record the Quit Claim within two business days after either party notifies the other party and Escrow Holder of such termination, and Owner shall retain the First Payment, the Second Payment, the Third Payment and the Fourth Payment (and interest accrued thereon), subject to Section 9 with respect to any Event of Owner’s Default and the other terms and provisions of this Agreement.

4.5 Exercise of Option. Developer may exercise its Option only by satisfying all of the following conditions prior to the termination of the Option Term:

(a) Developer shall deliver to Owner and Escrow Holder the Option Exercise Notice, specifying that Developer is irrevocably committed to complete the close of escrow (the “Closing”) for the acquisition of the Option Parcel on or before the Closing Date (as may be extended pursuant to this Agreement); and

(b) Developer shall execute two originals of the Escrow and Closing Agreement and deliver the same to Owner; and

(c) Developer shall deliver to Escrow Holder the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in good funds (“Exercise Payment”), together with written instructions to Escrow Holder to immediately release the Exercise Payment to Owner.

Upon Developer’s delivery of the Option Exercise Notice and the Escrow and Closing Agreement, Owner shall also execute and deliver the Escrow and Closing Agreement, and Escrow Holder shall then distribute one fully executed original of the Escrow and Closing Agreement to each party. Thereafter, the parties shall proceed to complete the Closing in accordance with the terms and conditions of the Escrow and Closing Agreement.

4.6 Extension of Closing Date. If the Final Subdivision Map (defined in Section 7.1(a)(ii) below) is not recorded with the Office of the Recorder of Santa Clara County at least ten (10) days prior to the scheduled Closing Date, then Developer shall have the right to extend the Closing Date for up to six (6) one month periods (each, an “Extension Period”), provided that Developer does the following prior to the then-scheduled Closing Date (as extended by any prior Extension Periods):

(a) at least ten (10) days prior to the then-scheduled Closing Date (as extended by any prior Extension Periods), Developer shall deliver to Owner and Escrow Holder a written notice specifying the dates of the Extension Period(s) being requested; and

(b) at least one (1) business day prior to the then-scheduled Closing Date (as extended by any prior Extension Periods) Developer shall deliver to Escrow Holder the sum of One Hundred Fifty Thousand Dollars ($150,000.00) in good funds for each Extension Period (each, an “Extension Payment”), together with written instructions to Escrow Holder to immediately release the Extension Payment to Owner.

If Developer exercises the Option but fails to complete the Closing prior to the Closing Date (as may be extended pursuant to this Section) for any reason (including the failure of the Final Subdivision Map to be recorded), other than because of an Event of Owner’s Default, then this Agreement and the rights of Developer hereunder shall automatically terminate as of the Closing Date. In such event, Escrow Holder shall record the Quit Claim within two business days after either party notifies the other party and Escrow Holder of such termination subject to the terms and conditions of Section 1.2 above. Further, in such event, subject to Section 9 with respect to any Event of Owner’s Default, Owner shall retain (i) the First Payment, the Second Payment, the Third Payment, the Fourth Payment, the Exercise Payment, to the extent such payments have been made by Developer, and all interest accrued thereon (collectively, the “Option Payments”); and (ii) the Extension Payments, to the extent such payments have been made by Developer.

4.7 Application of Payments.

(a) Subject to Section 9 with respect to any Event of Owner’s Default, each of the Option Payments shall be nonrefundable from and after the commencement of the Second Option Period, and shall be deemed fully earned when released to Owner, in consideration for (i) Owner’s execution and delivery of this Agreement, (ii) Owner’s granting of the Option to Developer, (iii) Developer’s opportunity to determine the feasibility of the Option Parcel for Developer’s purposes during the First Option Period, (iv) Developer’s rights to pursue the Entitlements during the Option Term, and (v) Owner’s agreement not to market the Option Parcel for sale or lease to any other parties during the term of this Agreement.

(b) Subject to Section 9 with respect to any Event of Owner’s Default, each of the Extension Payments shall be nonrefundable, and shall be deemed fully earned when released to Owner in consideration for (i) Owner’s agreement to extend the Closing Date, (ii) additional costs and expenses of carrying the Option Parcel during the Extension Periods, including amounts incurred for taxes, insurance, utilities, maintenance, security, and the like, and (iii) the “lost opportunity” to earn interest on the Purchase Price or to otherwise invest the Purchase Price for the benefit of Owner.

(c) If Developer timely exercises the Option and proceeds to acquire the Option Parcel on or before the Closing Date pursuant to the Escrow and Closing Agreement, the aggregate amount of the Option Payments (but not any interest thereon) shall be applied as a credit against the Purchase Price at the Closing. However, neither the Extension Payments nor any interest thereon shall be applied as a credit against the Purchase Price, and Owner shall have the right to retain the same as compensation for the extension of the Closing Date.

4.8 Procedures upon Termination. If this Agreement terminates prior to the Closing for any reason (other than an Event of Owner’s Default), then in addition to all other applicable provisions of this Agreement with respect to termination of this Agreement, the following shall apply:

(a) Each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination;

(b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow (unless otherwise specified in this Agreement);

(c) Within two (2) business days after either party gives written notice to the other party and Escrow Holder of such termination, Escrow Holder shall record the Quit Claim in the Official Records of Santa Clara County subject to the terms and conditions of Section 1.2 above;

(d) Developer and Owner shall each pay one-half ( 1/2) of Escrow Holder’s escrow cancellation fees, if any;

(e) Developer shall return to Owner all Due Diligence Documents (defined in Section 6.1) in Developer’s possession or control;

(f) Developer shall transfer, deliver and assign to Owner on a non-exclusive basis, without representation and warranty, and to the extent assignable (provided Developer must use commercially reasonable efforts when contracting with third parties to allow assignment to Owner pursuant to this Paragraph 4.8(f)), any and all right, title and interest in and to any inspection reports, due diligence reports, plans, specifications, drawings, surveys, permits, and other tangible and intangible property prepared by, or for, Developer and related to the Property; and

(g) Neither party shall have any further rights or obligations under this Agreement, except that the provisions of this Agreement setting forth indemnity obligations or setting forth confidentiality obligations shall continue to apply after termination of this Agreement.

4.9 Failure to Close; Liquidated Damages. IF DEVELOPER PROVIDES THE OPTION EXERCISE NOTICE PRIOR TO EXPIRATION OF THE OPTION TERM AND THEREAFTER THE PURCHASE OF THE OPTION PARCEL IS NOT CONSUMMATED ON OR BEFORE THE CLOSING DATE FOR ANY REASON OTHER THAN AN EVENT OF OWNER’S DEFAULT, THE PARTIES AGREE THAT OWNER SHALL BE RELEASED FROM OWNER’S OBLIGATION TO SELL THE OPTION PARCEL TO DEVELOPER AND OWNER SHALL RETAIN AS LIQUIDATED DAMAGES THE OPTION PAYMENTS AND THE EXTENSION PAYMENTS THAT HAVE BEEN PROPERLY RELEASED TO OWNER, WHICH THE PARTIES AGREE IS A REASONABLE SUM CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, INCLUDING THE DIFFICULTY OR IMPRACTICALITY OF DETERMINING THE ACTUAL DAMAGES TO OWNER. OWNER’S RETAINING SUCH AMOUNTS AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY UNDER CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO OWNER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. SUCH LIQUIDATED DAMAGES SHALL BE OWNER’S EXCLUSIVE REMEDY FOR SUCH DEFAULT, AND OWNER SHALL ACCEPT SAID LIQUIDATED DAMAGES IN PLACE OF ANY OTHER RIGHTS OR REMEDIES IT MAY HAVE AGAINST DEVELOPER INCLUDING, BUT NOT LIMITED TO, ANY RIGHT TO SPECIFIC PERFORMANCE OR OTHER DAMAGES. THE LIMITATIONS CONTAINED IN THIS SECTION SHALL NOT APPLY TO OWNER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO THIS AGREEMENT, NOR WAIVE OR AFFECT OWNER’S RIGHTS AND DEVELOPER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT.

Owner’s Initials: B.L.C.             Developer’s Initials G.A.N.

5. TITLE.

5.1 Delivery of Title Report. Within five (5) business days after the Effective Date, the parties shall request the Title Company to deliver to Developer a Title Report issued by the Title Company together with copies of all documents of record and referenced exceptions (the “Title Report”) covering the Property showing all matters affecting title to the Property. Within ten (10) days after the Effective Date, Owner shall provide to Developer any title surveys in Owner’s possession (in addition to the Land Survey.) All such documents shall be delivered without representation or warranty as to their completeness or accuracy, except as expressly set forth in the Escrow and Closing Agreement. If desired by Developer, Developer shall, at Developer’s sole cost and expense, order a new survey or update the existing surveys (the existing surveys, the updated existing survey or a new survey, as applicable, are referred to herein as the “Survey”), prepared by a surveyor licensed by the State of California, which Survey shall be certified by such surveyor for the benefit of Developer, Owner and the Title Company.

5.2 Title Review. Developer will have until the date that is fifteen (15) days before the expiration of the Due Diligence Period to review the Title Report, Survey, and all supporting documents, and to give Owner written notice of any items disapproved by Developer.

(a) Any exceptions shown in the Title Report and any matters shown on the Survey not disapproved in writing by Developer prior to such time shall be deemed approved.

(b) Owner will have ten (10) days after receipt of Developer’s written disapproval notice to either (i) remove such disapproved item from record title and notify Developer in writing of such removal; (ii) notify Developer in writing of Owner’s agreement to remove such disapproved item from record title prior to the Closing (whether by payment, bonding over a mechanics’ lien, or otherwise); or (iii) notify Developer in writing that Owner does not agree to be obligated to remove such disapproved item from record title (although Owner may, in its sole discretion, make reasonable efforts to remove such item, without having an obligation to do so).

(c) If Owner fails do any of the items listed in (b) above, then Owner shall be deemed to have not agreed to be obligated to remove any of the disapproved items.

(d) Developer will, by not later than the expiration of the Due Diligence Period, either withdraw Developer’s objections to those title matters that Owner has not removed or agreed to be obligated to remove, or terminate this Agreement upon written notice to Owner and Escrow Holder.

(e) If Developer fails to notify Owner of its election to either withdraw such objections or terminate this Agreement, and Developer nevertheless delivers the Due Diligence Approval Notice described in Section 6.4, such failure shall be deemed Developer’s election to waive such objections and accept such exceptions as Permitted Exceptions.

5.3 Permitted Exceptions. The following shall be “Permitted Exceptions”: (i) the lien of non-delinquent general and special real property taxes and assessments; (ii) all standard pre-printed exceptions and exclusions shown on the Title Report; (iii) all matters and exceptions of record approved or deemed approved by Developer pursuant to Section 5.2; (iv) the Memorandum, the CC&R’s created by the parties pursuant to Section 7.3 (if any), documents recorded in connection with the Entitlements, or other documents contemplated by this Agreement; (v) any other matters affecting title to the Option Parcel created by or with the consent of Developer; and (vi) all matters that would be disclosed by an inspection or survey of the Property. Notwithstanding the preceding sentence, Section 5.2 above, or any other provision of this Agreement to the contrary, in no event shall the Permitted Exceptions include, nor shall Developer be required to provide any objection to, any of the following (collectively, “Monetary Liens”): (a) any mortgage, deed of trust, or other instrument securing any financial obligation of any party other than Developer; (b) abstracts of judgments, mechanics’ liens or similar liens or encumbrances which require any monetary payment to satisfy and release or remove, except to the extent caused by Developer; (c) the lien of any delinquent taxes or assessments; and (d) any notices of default, foreclosure notices, or similar notices reflecting any action being taken to assert or foreclosure upon any lien or encumbrance.

5.4 Covenant by Owner. Owner represents, warrants and covenants to Developer that from and after the Effective Date, Owner shall not cause or permit any new matters or items to be recorded against title to the Property, other than the Permitted Exceptions or items that the Owner can, and does, remove from title prior to the Closing.

5.5 Owner’s Obligation to Remove. Owner, at its sole cost and expense, shall be obligated to remove or release, on or before the Closing Date, any matter which is not a Permitted Exception, including, without limitation, (a) any matter where, pursuant to Section 5.2 above, Owner has agreed, to remove; (b) any Monetary Liens; and (c) any additional title encumbrances or exceptions (whether or not such constitute Monetary Liens) which are created on the Property by Owner following the end of the Due Diligence Period without the consent of Developer.

5.6 Title Insurance. Upon the Closing, Developer shall be obligated at its cost to cause the Title Company to issue to Developer an ALTA standard coverage owner’s policy of title insurance, with regional exceptions (“Title Policy”), with total liability not to exceed the amount of the Purchase Price, insuring that fee simple title to the Option Parcel is vested in Developer, subject only to the Permitted Exceptions. Developer shall have the right to purchase any available extended coverage or title endorsements as Developer may determine in Developer’s reasonable discretion, at Developer’s own cost.

6. FEASIBILITY REVIEW OF OPTION PARCEL. Throughout the Option Term, Developer shall have the right to inspect, study and review the Option Parcel as outlined below:

6.1 Due Diligence Documents. Within five (5) days after the Effective Date and to the extent in Owner’s possession or control, Owner shall deliver or otherwise make available to Developer the Due Diligence Documents set forth in Exhibit F (the “Due Diligence Documents”). Developer shall have until the end of the Due Diligence Period to review and approve the Due Diligence Documents. Developer shall treat all Due Diligence Documents as confidential in accordance with the provisions of Section 14.

(a) Within ten (10) days following the Effective Date, and as part of the Due Diligence Documents, Owner shall deliver to Developer a statutory Natural Hazards Disclosure Statement as required under California Civil Code 1103 and other statutory disclosures (the “Statutory Report”). Developer agrees that the delivery of the Statutory Report shall be sufficient compliance for the legal exemption under Civil Code Section 1103.4.

(b) Notwithstanding any other provision of this Agreement, Owner shall not have any liability, obligation, or responsibility of any kind with respect to the following: (i) the content or accuracy of any report, study, opinion, or conclusion of any soils, toxic, environmental, or other engineer or other person or entity who has examined the Option Parcel or any aspect thereof, and (ii) the content or accuracy of any information released to Developer by an engineer or planner in connection with any development of the Option Parcel, or (iii) the content or accuracy of any Due Diligence Documents delivered to Developer by Owner.

6.2 Inspection of Option Parcel.

(a) Developer shall have the right to commence Developer’s physical and environmental inspection and testing of the Option Parcel (collectively, the “Developer’s Inspections”) immediately after Developer’s and Owner’s execution of this Agreement, and shall complete Developer’s Inspections prior to the expiration of the Due Diligence Period. Developer acknowledges that Developer’s Inspections may include (and Developer has or will have conducted) such surveys and inspections, and made such percolation, geologic, environmental and soils tests and other studies of the Option Parcel as Developer shall, in Developer’s sole discretion, deem necessary or advisable as a condition precedent to Developer’s purchase of the Option Parcel and to determine the physical and environmental characteristics of the Option Parcel and its suitability for Developer’s intended use.

(b) Developer’s Inspections shall be conducted during normal business hours at times mutually acceptable to Developer and Owner.

(c) Notwithstanding anything contained herein to the contrary, no invasive or destructive testing shall be done without the Owner’s prior written consent, which consent may be withheld or conditioned in Owner’s sole and absolute discretion. Any request for invasive or destructive testing shall be based upon the recommendation of Developer’s expert and a written report (a copy of which shall be delivered to Owner) that includes a description of the general nature and scope of the proposed testing, the protective measures to be utilized to avoid or minimize any damage to the Property, the activities proposed to restore any anticipated damage, the contractor(s) to be conducting such testing (and a description of their qualifications and licensing), those portions of the Option Parcel to be affected by such testing, and the proposed schedule for conducting such testing.

(d) Prior to commencement of any of Developer’s Inspections or other activities on the Option Parcel, Developer shall obtain or cause its consultants to obtain, at no cost to Owner, a policy of commercial general liability insurance covering any and all liability of Developer and Owner with respect to or arising out of any of such activities. Such policy of insurance shall be an occurrence policy and shall have liability limits of not less than Three Million Dollars ($3,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability. Such insurance policy shall name Owner and such other parties as Owner shall designate as additional insureds.

(e) In performing Developer’s Inspections on or about the Property, Developer and its agents, contractors or invitees shall: (i) comply with all reasonable procedures imposed by Owner and with any and all laws, ordinances, rules, and regulations applicable to the Option Parcel; (ii) not engage in any activities that would violate any permit, license, or environmental law or regulation; (iii) promptly pay when due all costs incurred in connection with Developer’s Inspections; (iv) cause no damage to the Property except to the extent minimally necessary to perform Developer’s Inspections (provided, however, this subsection shall in no way limit Developer’s other obligations set forth in this Agreement); and (v) perform Developer’s Inspections in such a way as to avoid any disturbance to Owner except to the extent minimally necessary.

(f) Owner may, but shall not be obligated to, have a representative of Owner present during any of Developer’s Inspections.

6.3 Indemnity by Developer. Developer shall protect, indemnify, defend and hold the Property, Owner and Owner’s officers, directors, shareholders, fiduciaries, employees, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Liabilities”), to the extent caused by Developer’s Inspections, including repairing any and all damage to any portion of the Property, and including abating any contamination caused by any Hazardous Material (defined in Section 8.2) to the extent caused or exacerbated by Developer’s Inspections. However, Developer shall not be liable for any Liabilities arising from the existence of any pre-existing Hazardous Materials that are merely discovered by Developer, or for any Liabilities based on Owner’s active negligence or willful misconduct. The provisions of this Section 6.3 shall survive the Closing or the termination of this Agreement, as applicable.

6.4 Delivery of Due Diligence Approval Notice; Right to Terminate.

(a) Assuming that Developer approves of the Due Diligence Documents and the results of Developer’s Inspections, and if Developer determines that the Option Parcel is suitable for Developer’s intended purposes, Developer shall deliver to Owner, prior to the expiration of the Due Diligence Period, a written notice (the “Due Diligence Approval Notice”) stating that Developer is satisfied with the all Due Diligence Documents and the results of Developer’s Inspections of the physical and environmental condition of the Option Parcel, without exceptions, qualifications or conditions.

(b) If for any reason (or for no reason) Developer fails to deliver to Owner the Due Diligence Approval Notice, without exceptions, qualifications or conditions, prior to the expiration of the Due Diligence Period, then this Agreement and the rights of Developer hereunder shall automatically terminate as of the end of the Due Diligence Period as provided in Section 4.1, and the provisions of Section 4.7 shall apply.

7. ENTITLEMENTS.

7.1 Entitlements to be Obtained by Developer. The City of Santa Clara is processing an amendment to the General Plan which would change the land use designation for the Property to “Transit-Oriented Mixed Use” (or such other applicable designation). As a material part of the consideration for this Agreement, Developer shall, as soon as reasonably possible following the end of the Due Diligence Period, apply for and diligently pursue all additional entitlements to the extent necessary for the development of the Option Parcel for residential purposes consistent with such land use designation and the Approved Conceptual Plan (the “Entitlements”). Except as otherwise provided herein, all costs and expenses associated with the Entitlements shall be borne by Developer, as further described in Section 7.7.

(a) As used in this Agreement, the term “Entitlements” may include, to the extent necessary for the development of the Option Parcel for residential purposes consistent with such land use designation as determined by Developer in its reasonable discretion or as otherwise required by City, final approvals by the City of the following:

(i) An Amendment to the City’s Zoning Ordinance, to change the zoning for the Property to “Planned Development/Transit-Oriented Mixed Use” as described in Santa Clara City Code (“SCCC”) Section 18.22.110 et seq. (the “PD Zoning”), including a development plan for the entire Property (the “Development Plan”) as described in SCCC 18.54.060, which when approved by the City shall become a part of the zoning district for the Property, and which shall be based on the Approved Conceptual Plan to be approved by Owner during the Due Diligence Period as described in Section 7.2 below;

(ii) A tentative subdivision map (the “Tentative Subdivision Map”) and a final subdivision map (the “Final Subdivision Map”) satisfying the requirements of California Government Code Sections 66410 to 66499 (the “Subdivision Map Act” or “SMA”) and Chapter 17.05 of the SCCC, and approved by Owner pursuant to Section 7.3 below, to divide the Property into two separate legal parcels, such that the Option Parcel legally can be sold separate and apart from the Remainder Parcel;

(iii) If Developer plans to develop for-sale housing on the Option Parcel, a project-specific subdivision map to further subdivide the Option Parcel into separate residential lots or units (the “Residential Map”); provided, however, that if the City will not allow Developer to apply for two separate maps as described herein, Developer may include the residential unit subdivision mapping for the Option Parcel as part of the Tentative Subdivision Map and the Final Subdivision Map;

(iv) Drawings and specifications (the “Improvement Plans”) conforming to the City’s Standard Design Criteria, Details and Standard Plans and Specifications and any other requirements of the City Engineer, and approved by Owner pursuant to Section 7.4 below, for the construction of public and private onsite and offsite improvements (the “Subdivision Improvements”), to the extent required by the City as a condition of approval of the Tentative Subdivision Map, Final Subdivision Map or pursuant to City ordinance;

(v) A development agreement (the “Development Agreement”) satisfying the requirements of Chapter 17.10 of the SCCC, and approved pursuant to Section 7.5 below; and

(vi) A project level Environmental Impact Report (“EIR”) under the California Environmental Quality Act (“CEQA”), as described in Section 7.6 below.

(b) Although the current General Plan Amendment is not part of the Entitlements for which Developer is seeking approval pursuant to this Agreement, Developer agrees to track the process of the General Plan Amendment and to provide Owner with updates on such process from time to time. Further, Developer agrees to use reasonable efforts to try to minimize the amount of commercial space that will be required to be included in any development on the Property, to the extent within Developer’s reasonable control.

(c) Subject to the conditions and limitations hereinafter set forth, Owner shall reasonably cooperate with Developer’s efforts to obtain the Entitlements, at no material out-of-pocket cost to Owner and in all matters requiring the Owner’s agreement or consent pursuant to this Section 7.1, shall not unreasonably withhold, condition or delay its agreement or consent provided such Entitlement does not have a material negative impact on the future development of the Remainder Parcel in accordance with the Approved Conceptual Plan (a “Negative Impact on Remainder Parcel”). Without limiting the foregoing, Owner agrees to co-sign (with Developer) all applications for the Entitlements (other than the Residential Map), and have its authorized representative attend meetings, sign further documents, and do all further acts reasonably requested by Developer in order to obtain the Entitlements. Developer shall provide Owner with reasonable advance notice (but not less than 48 hours prior notice) of all material meetings with City representatives in connection with the Entitlements so as to allow Owner an opportunity to attend such meetings where appropriate. Developer shall also use reasonable efforts to provide Owner with a copy of all material written communications between Developer and the City relating to the Entitlements, and a copy of all documents submitted to the City.

(d) Developer acknowledges that even with Owner’s cooperation and Developer’s diligent efforts, it may not be possible or economically feasible to obtain the Entitlements as contemplated by this Agreement on or before the final expiration of the Option Term, and that Developer is proceeding under this Agreement at its sole risk.

(e) Developer acknowledges and agrees that approval by Owner of any plans, drawings, specifications, agreements, applications or other documents shall be solely for the purpose of fulfilling Owner’s obligations and protecting Owner’s interests under this Agreement, and shall not be deemed to be a representation or warranty by Owner as to the legality, sufficiency, or advisability of any aspect of the same.

(f) Notwithstanding the foregoing, under no circumstances shall Developer be required to process a project-specific subdivision map to further subdivide the Remainder Parcel into separate residential lots or units.

7.2 Conceptual Plan. As soon as reasonably practicable following the Effective Date (but not later than fifteen (15) days prior to the end of the Due Diligence Period), Developer shall cause its design professionals to prepare a Conceptual Plan for the development of the Property as a whole, subject to the terms and conditions of this Agreement (the “Conceptual Plan”).

(a) The Conceptual Plan shall include all material elements of Developer’s proposed project and the anticipated Subdivision Improvements, including the following:

(i) The property boundary lines and acreage calculations, which shall be consistent in all material respects with the Land Survey (defined in Section 2.1) unless Owner agrees otherwise in its sole and absolute discretion;

(ii) Major circulation elements, including the location of any shared access driveways or streets within the Property (if Owner agrees to the same), access to public streets adjacent to the Property, and any improvements that may be necessary to re-align the access driveway or provide a new access driveway for the Remainder Parcel;

(iii) Any other improvements that Developer proposes to construct on the Remainder Parcel, if any (if Owner agrees to the same), in connection with the development of the Option Parcel;

(iv) The location of any fencing, walls and/or gates to be installed to separate the Option Parcel from the Remainder Parcel (until such time as the Remainder Parcel is developed for residential purposes); and

(v) Proposed building types, uses, heights, and density/unit counts (or square footage, for commercial space), as well as parking types and counts; provided, however, that these elements may be presented in a flexible format for the Property, providing a range of possible building types, uses and densities for the development of the Option Property and the future development of the Remainder Parcel.

(b) The Conceptual Plan and every element thereof shall be subject to the written approval of Owner. The parties shall work in good faith to try to reach agreement on the Conceptual Plan prior to the end of the due diligence period. If Owner’s written approval to the Conceptual Plan is not obtained on or before the end of the Due Diligence Period, then either party may terminate this Agreement by giving written notice to the other party, in which event the provisions of Sections 4.1 and 4.8 shall apply.

(c) Once the Conceptual Plan has been approved by Owner pursuant to this Agreement (the “Approved Conceptual Plan”), no material changes may be made to the Approved Conceptual Plan (or the Entitlements based thereon) without first obtaining the written approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, any of the following shall be deemed to be a material change in the Approved Conceptual Plan:

(i) Any change in building types or uses on the Option Parcel, if such change would affect the building types or uses to be developed in the future on the Remainder Parcel;

(ii) Any increase or decrease in the residential units (or range of residential units) on the Option Parcel by 10% or more of the number of units shown on the original Approved Conceptual Plan, if such change would affect the number of residential units that could be (or must be) constructed in the future on the Remainder Parcel;

(iii) Any increase or decrease in the square footage of the Option Parcel (and the Remainder Parcel) by 5% or more from the square footage shown on the Land Survey (and any resulting increase or decrease in the Purchase Price as a result of such change);

(iv) Any increase in the square footage of required retail or other commercial space within the Remainder Parcel by more than 10%, above the amount shown in the Approved Conceptual Plan;

(v) Any change in the location, configuration or ownership of the access points and access driveways serving the Remainder Parcel; or

(vi) Any new or modified requirement regarding improvements (other than underground utility facilities) to be constructed, or land to be dedicated, on the Remainder Parcel prior to the re-development of the Remainder Parcel for residential purposes.

(d) Non-material changes, additional details, and additional elements consistent with this Agreement may be made to the original Approved Conceptual Plan (or the Entitlements based thereon) from time to time, either upon the request of the City or the request of Developer, subject to the prior written approval of Owner if the changes relate to the Remainder Parcel, which approval shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, non-material changes to the original Approved Conceptual Plan (or the Entitlements based thereon) shall include those changes that would have a lesser impact than those material changes identified in Section 7.2(c) above.

(e) If the original Approved Conceptual Plan is changed in accordance with the foregoing provisions, then the approved changes shall be incorporated into the Approved Conceptual Plan and from that point forward the term “Approved Conceptual Plan” shall mean the Conceptual Plan as so changed; provided, however, that the original Approved Conceptual Plan will be used to determine whether any subsequent changes are material (i.e., materiality is based on the cumulative changes from the original Approved Conceptual Plan, not incremental changes).

(f) The Approved Conceptual Plan shall establish the essential elements of the agreement between the parties regarding the overall development of the Property. All Entitlements, further actions and further agreements between the parties must be consistent with such Approved Conceptual Plan in all material respects, except to the extent required by the City and not having a Negative Impact on Remainder Parcel.

7.3 Subdivision Maps. As soon as reasonably practicable following the parties’ agreement on an Approved Conceptual Plan, but not later than the end of the Second Option Period (i.e., 14 months after the Effective Date), the Developer shall submit a complete application to the City for the Tentative Subdivision Map. If applicable, Developer shall also submit an application to the City for the Residential Map.

(a) The parties anticipate that the City’s approval of the Tentative Subdivision Map and the Final Subdivision Map will be subject to a number of conditions of approval (the “Map Conditions”), which may include the following:

(i) The establishment of all public and private easements reasonably necessary for the development and operation of the Property, including the recordation of cross-easements and/or covenants, conditions and restrictions (collectively, “CC&R’s”) if any joint access roads, utility facilities or improvements will need to be maintained by both parties in perpetuity (provided, however, that in no event shall Owner agree to any cross-parking easements).

(ii) Approval by the City of the Improvement Plans.

(iii) Execution by the parties of a Development Agreement.

(b) The form of the Tentative Subdivision Map, the Final Subdivision Map, the Map Conditions and any CC&R’s shall be subject to the written approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. In connection with the foregoing, the parties hereby acknowledge and agree that, (i) the Tentative Subdivision Map and Map Conditions shall be consistent in all material respects with the Approved Conceptual Plan and the other provisions of this Agreement; (ii) the Final Subdivision Map shall be consistent in all material respects with the Tentative Subdivision Map; (iii) the Map Conditions shall be Acceptable Conditions as defined below; and (iv) the CC&R’s shall be in a customary form with commercially reasonable terms and conditions.

(c) As used in this Agreement, the term “Acceptable Conditions” shall mean any of the following:

(i) Exactions, requirements, standards, or other conditions of development or construction, to the extent that such conditions are then being imposed by the City on all other similar projects pursuant to the then-applicable written ordinances, policies, standards or design guidelines of the City; or

(ii) Conditions that do not require any dedication of land within the Remainder Parcel and do not otherwise affect the development of the Remainder Parcel or Owner’s rights and obligations under the Entitlements unless shown on the Approved Conceptual Plan; or

(iii) Conditions for which Developer agrees in writing to be solely responsible, including all direct and indirect costs of complying with the same.

(d) To the extent reasonably possible, Developer shall negotiate with the City to minimize the Map Conditions associated with the Final Subdivision Map, such that as many of the City’s conditions of approval pertaining to the development of the Option Parcel for residential purposes, are associated with the Residential Map rather than the Final Subdivision Map.

(e) Following approval of the Tentative Subdivision Map, the Map Conditions and the CC&R’s (if applicable), the Developer shall promptly complete all Map Conditions that are required to be satisfied prior to the final approval and recordation of the Final Subdivision Map to the extent that such Map Conditions relate, in whole or in part, to the development of the Option Parcel. Following approval of the Tentative Subdivision Map, the Map Conditions and the CC&R’s (if applicable), Owner shall promptly complete all Map Conditions that are required to be satisfied prior to the final approval and recordation of the Final Subdivision Map to the extent that such Map Conditions relate solely to the development of the Remainder Parcel. Subject to the satisfaction of the foregoing obligations, Developer shall use commercially reasonable efforts to cause the Final Subdivision Map to be recorded as soon as reasonably possible.

7.4 Subdivision Improvements. The Developer shall engage one or more design professionals to prepare a set of Improvement Plans for the Subdivision Improvements.

(a) As used in this Agreement, the term “Subdivision Improvements” may include the following to the extent shown on the Approved Conceptual Plan, or as otherwise required by the City in connection with the development of the Option Parcel and then applicable City ordinances and not having a Negative Impact on Remainder Parcel:

(i) Street or access driveway improvements within the Property (including curbs, gutters, sidewalks, street lights, landscaping and signage), including improvements that are required to be made to the Remainder Parcel as part of the reconfiguration of the Property into two parcels;

(ii) The main lines of public utilities and related facilities serving the Property (including joint trench, water, sanitary sewer, and storm drainage);

(iii) Fencing, gates, and/or other security systems to protect the Remainder Parcel from unauthorized entrance or use by contractors, residents, or invitees of the project on the Option Parcel;

(iv) Off-site improvements, such as utility improvements serving the Property (including, if required by the City, any “upsizing” of such improvements to accommodate anticipated future development of the Remainder Parcel or other properties in the area) and traffic improvements along the adjacent public streets (including, if required by the City, re-striping or re-working intersections, or installing or improving signals);

(v) On-site improvements serving both the Option Parcel and the Remainder Parcel, if required by the City, such as storm drain catch basins and backflow prevention devices, transformers and transformer vaults, and water reclamation areas; and

(vi) Any other improvements or dedications of land applicable to the Option Parcel or to the Remainder Parcel, to the extent required by the City, as a Map Condition for the Final Subdivision Map.

(b) As used in this Agreement, the term “Subdivision Improvements” does not include the following:

(i) Utility laterals serving only the Remainder Parcel;

(ii) Owner’s company identification or directory signage;

(iii) On-site or off-site improvements serving only the Remainder Parcel, to the extent the same are not required to be constructed unless and until the Remainder Parcel is developed for residential purposes; and

(iv) Any other improvements applicable to the Remainder Parcel, to the extent the same are not required to be constructed unless and until the Remainder Parcel is developed for residential purposes.

(c) The Improvement Plans shall be subject to the written approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. If the Improvement Plans are consistent with the then-applicable City ordinances and requirements and do not have a Negative Impact on Remainder Parcel, then Owner shall not be allowed to withhold its approval to the Improvement Plans.

(d) Although not part of the Subdivision Improvements as defined in this Agreement, Developer acknowledges and agrees that Developer shall be solely responsible for the demolition of the existing buildings on the Option Parcel and the off-haul of all debris associated therewith, as well as any grading and site work needed to prepare the Option Parcel for the development of Developer’s project.

(e) Developer shall be solely responsible for executing any public improvement agreements, deferred improvement agreements, and/or subdivision improvement agreements required by the City as a Map Condition for the development of the Option Parcel or in connection with the Subdivision Improvements, for providing all certificates of insurance, bonds or other improvement security, and for fulfilling all other obligations of the Developer as and when required by such agreement(s). Developer shall be solely responsible for ensuring that all such Subdivision Improvements are constructed by licensed contractors, in a good and workmanlike manner, and free from any defects.

(f) In addition to the foregoing, when performing any Subdivision Improvement construction work on or about the Remainder Parcel, Developer and its contractors, invitees and agents shall: (i) comply with all reasonable procedures imposed by Owner and with any and all laws, ordinances, rules, and regulations applicable to the Remainder Parcel; (ii) not engage in any activities that would violate any permit, license, or environmental law or regulation; (iii) promptly pay when due all costs incurred in connection with the construction work; (iv) cause no damage to the Remainder Parcel except to the extent minimally necessary to perform the construction work (provided, however, this subsection shall in no way limit Developer’s other obligations set forth in this Agreement); and (v) perform the construction work in such a way as to avoid any disturbance to Owner except to the extent minimally necessary. If Developer needs to access the Property in order to satisfy Developer’s obligations under this Section 7, then Developer and Owner shall enter into a mutually agreed upon license agreement setting forth the terms and conditions in which Developer, its contractors, invitees, and agents, may enter onto the Property.

(g) Developer shall protect, indemnify, defend and hold the Property, Owner and Owner’s officers, directors, shareholders, fiduciaries, employees, invitees, agents and contractors free and harmless from and against any and all Liabilities (as defined in Section 6.3) to the extent resulting from the Subdivision Improvement construction work, including repairing any and all damage to any portion of the Remainder Parcel, but excluding any Liabilities resulting from Owner’s own active negligence or willful misconduct.

(h) The provisions of this Section 7.4 shall survive the Closing or the termination of this Agreement, as applicable; provided that if the Agreement is terminated prior to the Closing, then only the provisions of Section 7.4(g) shall survive such termination.

7.5 Development Agreement. After the approval of the Conceptual Plan, the Developer shall submit an application to the City for the approval and execution of a development agreement as authorized by California Government Code Sections 65854 et seq. (the “Development Agreement”).

(a) The Development Agreement shall establish the parties’ respective vested rights to develop the Property consistent with the PD Zoning (and the related Development Plan approved by the City), the Tentative Subdivision Map, the Final Subdivision Map and the ordinances, policies and standards of the City in effect as of the date of the Development Agreement. Such vested rights shall include the right (but not the obligation) to construct the project-specific residential and commercial buildings within the Remainder Parcel at a later date.

(b) The Developer shall negotiate for a Development Agreement term that is as long as reasonably possible.

(c) If the City requires that the Development Agreement include requirements for the parties to provide below-market rate housing, such obligation shall be allocated to the parties pro-rata, based on the number of residential units on each Parcel, unless otherwise agreed by the parties in their reasonable discretion.

(d) The Development Agreement shall confirm Owner’s right to continue to maintain and use the existing buildings on the Remainder Parcel for the remaining useful life of the buildings, notwithstanding any partial destruction of the two buildings or temporary vacancy of the same.

(e) The parties shall attempt to limit the requirement for commercial space as much as possible, and to include provisions that allow for the broadest possible uses of any required commercial space, such as community sales or leasing offices, live-work units, community recreational facilities, and so forth.

(f) The form of the Development Agreement shall be subject to the written approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. If the Development Agreement is consistent with the approved Tentative Subdivision Map and Map Conditions, the provisions of this Paragraph 7.5, and then-applicable City ordinances and requirements, and does not have a Negative Impact on Remainder Parcel, then Owner shall not be allowed to withhold its approval to the Development Agreement.

7.6 Environmental Approvals. Developer shall apply for and use commercially reasonable and diligent efforts to pursue all necessary environmental approvals required by CEQA or the City in connection with the Entitlements, including an initial study, project description, and EIR, to the extent necessary for the development of the Option Parcel for residential purposes. To the greatest extent possible, Developer shall use commercially reasonable efforts to pursue all Entitlement applications concurrently, so that one set of environmental review documents can be utilized for all applicable Entitlements.

7.7 Payment of Costs. Developer shall pay for all direct and indirect costs of obtaining the Entitlements and constructing the Subdivision Improvements (collectively, the “Entitlement Costs”).

(a) As used herein, the term “Entitlement Costs” shall mean and include the following:

(i) All costs related to the preparation of the applications and submittals to the City (including fees for design and engineering professionals);

(ii) Application fees, inspection fees, and cost reimbursements payable to the City;

(iii) Fees for traffic and noise studies, archaeological and biological surveys, soils report, engineering geology and/or seismic safety report, storm drain study, electric load survey, and all other investigations and tests required by the City;

(iv) Community outreach and public relations expenses;

(v) Developer’s legal fees, accounting fees, consulting fees, and other similar fees;

(vi) Development fees, utility connection fees, construction taxes, building permit fees, inspection fees, bond costs, and street opening permit fees for the Subdivision Improvements;

(vii) Hard construction costs, including labor, supervision, materials, liability insurance, bonds, and builders’ risk insurance.

(b) As used herein, the term “Entitlement Costs” shall not include the following:

(i) Owner’s legal fees, brokerage fees, and other consulting fees incurred directly by Owner;

(ii) Costs to provide a preliminary title report as required by the City (which title report and underlying title documents shall be provided by Owner to Developer during the Due Diligence Period);

(iii) Development fees, utility connection fees, construction taxes, building permit fees, inspection fees, bond costs, and other similar costs that are payable at the time Owner develops the Remainder Parcel for residential purposes and are related to such future development; and

(iv) Any fees, costs or expenses set forth in Section 7.7(a) above that are incurred by Owner without the prior written consent of Developer.

(c) As a material part of the consideration for this Agreement, Developer acknowledges and agrees that except for the costs described above in this Section 7.7(b), Owner shall not be liable for any costs, improvements or obligations associated with the recordation of the Final Subdivision Map, the satisfaction of the Map Conditions, or the construction of the Subdivision Improvements, whether payable directly to Developer or indirectly through a City-administered reimbursement agreement, even though the Remainder Parcel may be benefited from the foregoing items.

(d) Developer shall protect, indemnify, defend and hold the Property, Owner and Owner’s officers, directors, shareholders, fiduciaries, employees, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Liabilities”) to the extent resulting from (i) the recordation of the Final Subdivision Map, the satisfaction of the Map Conditions required to be performed by the Developer pursuant to this Agreement, or the construction of the Subdivision Improvements, or (ii) the processing of the Entitlements or any appeals or litigation brought by third parties associated with the Entitlements, except for any Liabilities caused by Owner’s own active negligence or willful misconduct.

(e) The provisions of this Section 7.7 shall survive the Closing or the termination of this Agreement, as applicable; provided that if the Agreement is terminated prior to the Closing, then only the provisions of Section 7.7(d) shall survive such termination.

7.8 Final Discretionary Approvals; Extension of Closing Date.

(a) As used in this Agreement, the term “Final Discretionary Approvals” shall mean that (i) the City has approved the PD Zoning (and Development Plan), the Tentative Subdivision Map, the tentative Residential Map (if applicable), and the Development Agreement, and (ii) the applicable challenge and appeal periods for such approvals have elapsed, or if a challenge or appeal has been made, then such challenge or appeal has been resolved in a manner that is reasonably satisfactory to Developer.

(b) As stated in Section 3.6, the Option Term shall automatically terminate thirty (30) days after the date that the Final Discretionary Approvals have been obtained, notwithstanding the fact that the then-applicable Option Period may extend past such date. Therefore, if Developer fails to exercise its Option as provided in Section 4.5 within thirty (30) days after the date that the Final Discretionary Approvals have been obtained, this Agreement shall automatically terminate.

(c) If Developer does exercise its Option in a timely manner, but the Final Subdivision Map has not been recorded at least ten (10) days prior to the scheduled Closing Date, then Owner shall not be obligated to complete the Closing unless Developer extends the Closing Date (as provided in Section 4.6 above) to a date that is at least ten (10) days after the date that the Final Subdivision Map has been recorded. THE PARTIES ACKNOWLEDGE AND AGREE THAT IT IS AN EXPRESS, NON-WAIVABLE CONDITION OF THIS AGREEMENT THAT PRIOR TO THE CLOSING, THE FINAL SUBDIVISION MAP MUST BE APPROVED AND FILED WITH THE SANTA CLARA COUNTY RECORDER IN ACCORDANCE WITH THE SUBDIVISION MAP ACT.

(d) If, following the expiration of all available Extension Periods, the Final Subdivision Map has not been recorded and/or the Closing has not been completed, then this Agreement shall automatically terminate as provided in Section 4.6.

7.9 Approval Process. If any provision of this Agreement calls for Owner’s approval, then the following procedures shall apply:

(a) Developer shall give Owner written notice of the specific approval being requested, which notice shall include copies of all relevant plans, submittals, applications, agreements, and other documents. Within ten (10) days after receiving such request, Owner shall give Developer written notice of either (i) Owner’s approval of the matter in question; or (ii) Owner’s disapproval, together with a reasonably detailed explanation of the reasons for Owner’s disapproval. Upon any such disapproval, the parties shall meet and confer as necessary to try to resolve any differences of opinion, and Developer may repeat the foregoing process as often as necessary until Developer shall have obtained Owner’s written approval of the matter in question. If such approval is to be in Owner’s reasonable discretion, then Owner shall not withhold its approval provided it does not result in a Negative Impact on Remainder Parcel and is consistent with the terms of this Agreement.

(b) If Owner fails to provide any response to Developer’s request with the required ten (10) day period, Developer shall give Owner a second written notice with a copy of the first notice attached, which second notice shall state in at least 12 point bold type at the top of the document: “SECOND NOTICE – FAILURE TO RESPOND WITHIN 10 DAYS SHALL CONSTITUTE A DEFAULT”. Owner’s failure to provide a written response as described in Section 7.9(a) within such second ten (10) day period shall be deemed Owner’s approval of such request made by Developer.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Developer’s Representations and Warranties. Developer represents and warrants to Owner that as of the date of this Agreement the following statements are true:

(a) Organization; Authority. Developer is duly organized, validly existing and in good standing under the laws of the state of its organization. Developer is authorized to transact business in California, and has full power and authority to enter into and perform this Agreement in accordance with its terms. The persons executing this Agreement have been duly authorized to do so on behalf of Developer.

(b) Authorization; Validity. The execution and delivery of this Agreement by Developer and Developer’s consummation of the transactions contemplated by this Agreement have been duly and validly authorized. Assuming the valid execution and delivery of this Agreement by Developer, this Agreement constitutes a legal, valid and binding agreement of Developer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the exercise of judicial discretion in accordance with general principles of equity.

(c) Bankruptcy. Developer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Developer’s creditors; and (iii) suffered the appointment of a receiver to take possession of all or substantially all of Developer’s assets.

(d) Purchase Funds: Restricted Persons. All funds to be used by Developer as payment of the Purchase Price at Closing are from sources operating under, and in compliance with, all federal, state and local statutes and regulations and are free of all liens and claims of lien. Neither Developer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

8.2 Representations and Warranties by Owner. Owner represents and warrants to Developer that as of the date of this Agreement the following statements are true:

(a) Organization; Authority. Owner is duly organized, validly existing and in good standing under the laws of the state of its organization. Owner is authorized to transact business in California, and has full power and authority to enter into and perform this Agreement in accordance with its terms. The persons executing this Agreement have been duly authorized to do so on behalf of Owner.

(b) Authorization; Validity. The execution and delivery of this Agreement by Owner and Owner’s consummation of the transactions contemplated by this Agreement have been duly and validly authorized. Assuming the valid execution and delivery of this Agreement by Developer, this Agreement constitutes a legal, valid and binding agreement of Owner enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the exercise of judicial discretion in accordance with general principles of equity.

(c) Foreign Investment and Real Property Tax Act. Owner is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes which are applicable to this transaction.

(d) Bankruptcy. Owner has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Owner’s creditors; or (iii) suffered the appointment of a receiver to take possession of all or substantially all of Owner’s assets.

(e) Litigation and other Proceedings. To the Best of Owner’s Knowledge, Owner has not received written notice of any pending litigation, claim, or proceeding against or relating to Owner or the Option Parcel that would be binding on Developer after the Closing or materially and adversely impact Developer’s use, ownership and operation of the Option Parcel.

(f) Condemnation Proceedings. To the Best of Owner’s Knowledge, Owner has not received written notice of any pending or threatened condemnation or eminent domain proceedings that would affect the Option Parcel, or any part thereof.

(g) Hazardous Materials. To the Best of Owner’s Knowledge, (i) there are no Hazardous Materials located on or under the Option Parcel, and (ii) the Option Parcel is not in violation, nor has been or is currently under investigation for violation, of any environmental requirements relating to the Option Parcel, including without limitation soil and groundwater.

The term “Hazardous Material(s)” shall mean any hazardous or toxic substance, material or regulated waste which is or becomes regulated by any local governmental agency, the State of California, or the United Stated Federal Government. The term “Hazardous Material(s)” includes petroleum products, asbestos, PCB’s and all other materials and substances designated as hazardous or toxic by the U.S. Environmental Protection Agency, the California Environmental Protection Agency, the California Water Quality Control Board and the California Department of Health Services.

The term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency which regulates the use, storage, release or disposal of any Hazardous Material.

(h) No Contracts for the Property. To the Best of Owner’s Knowledge, no contract of sale or lease is in force with respect to the Option Parcel that will remain in effect after the Close of Escrow.

(i) All Costs Have Been Paid. All costs and expenses incurred by those engaged by Owner in connection with construction or improvements to the Option Parcel, up to and including the Agreement Date, have been paid.

(j) No Default on Taxes, etc. To the Best of Owner’s Knowledge, Owner is not delinquent in any payment of any taxes, principal and interest on assessment districts’ bonds or other encumbrances or obligations with respect to the Option Parcel.

(k) Compliance. Owner has received no notices from governmental authorities pertaining to violations of law or governmental regulations with respect to the Option Parcel with which Owner has not fully complied or corrected.

(l) No Commitments. Prior to the Effective Date, Owner has not made any commitments to any governmental authority relating to the Option Parcel which would impose any obligations upon Developer to make any contributions of money or land or to install or maintain any improvements.

The term “Best of Owner’s Knowledge” shall mean and refer to, and shall be limited to, the current, actual knowledge of Bill Hunt, Owner’s Facilities Manager, without having conducted or being under any obligation to conduct any independent inquiry or inspection. The foregoing designation is intended to limit and quantify the Owner’s knowledge and under no circumstances shall Bill Hunt have any personal liability whatsoever.

All of Owner’s representations and warranties contained herein, or in any of the documents delivered in connection with the Closing, are subject to any disclosures made in writing by Owner to Developer and any and all information contained in the Due Diligence Documents.

8.3 Developer’s Remedies for Breach Prior to Closing.

(a) If at or prior to the Closing, (i) Developer shall become aware (whether through its own efforts, by written notice from Owner or any other third party) that any of the representations or warranties made herein by Owner are untrue, inaccurate or incorrect in a material manner and shall give Owner notice thereof at or prior to the Closing, or (ii) Owner shall notify Developer that a representation or warranty made herein by Owner is untrue, inaccurate or incorrect in a material manner, including as a result of any subsequent acts, actions, notifications or events, then Owner may elect by notice to Developer to delay the Closing Date for up to thirty (30) days (with no charge to Developer for any Extension Payment) in order to attempt to cure or correct such untrue, inaccurate or incorrect representation or warranty.

(b) If the events making such representation or warranty untrue, inaccurate or incorrect in a material manner are not cured or corrected by Owner on or before the Closing Date (as may have been extended to permit such cure), then Developer shall have the right to elect, as its sole and exclusive remedy, to (i) to terminate this Agreement by notice given to Owner on or before the then scheduled Closing Date and receive a refund of the Option Payments (and any Extension Payments), or (ii) waive such misrepresentation or breaches of warranty and proceed with the Closing, in which case Owner shall have no liability with regard to such matter.

(c) By Closing, (i) Owner shall have no liability whatsoever for any breach of a representation or warranty for which Developer had actual or constructive knowledge as of the Closing; and (ii) Developer shall be deemed to have waived any and all claims relating to the matters set forth under this Section 8.3 effective as of the Closing.

(d) “Constructive knowledge” includes, but is not limited to, (i) any information contained in the Due Diligence Documents, (ii) any other information obtained by Developer as part of Developer’s Investigations, and (iii) any other information to which Owner has provided Developer.

(e) Subject to Section 4.8(g), the provisions of this Section 8.3 shall survive the Closing.

8.4 Developer’s Remedies for Breach After Closing. If after Closing, Developer just becomes aware of a breach by Owner of the representations and warranties contained in Section 8.2, then the following provisions shall apply:

(a) Notwithstanding anything else to the contrary in this Agreement, all liability of Owner for breach of the representations and warranties contained in Section 8.2 shall terminate if no suit is filed within six (6) months following the Closing.

(b) Further, Owner’s liability for such breach shall be limited to Developer’s actual, verifiable damages for out-of-pocket expenses associated with correcting or curing the matter that is the subject of the representation or warranty, not to exceed a total of $1,000,000.00; provided, however, that unless the total of said out-of-pocket expenses is greater than $50,000.00, Developer shall have no right to make a claim based on any breach of Owner’s representations and warranties, and Developer hereby waives the same.

9. OWNER’S DEFAULT AND DEVELOPER’S REMEDIES.

9.1 Event of Owner’s Default. Owner shall be deemed to be in default under this Agreement (an “Event of Owner’s Default”) only if Owner shall fail to perform any other material obligation under this Agreement or under the Escrow and Closing Agreement, which failure is not cured within thirty (30) days after written notice from Developer to Owner specifying the nature of such failure and the steps required to cure such failure; provided, however, that if Owner cannot reasonably cure such failure within said thirty (30) day period, Owner shall not be in default hereunder if Owner promptly commences the actions necessary to cure such failure, and diligently pursues completion thereof. In either event, the Closing Date shall be extended during such cure period if necessary for Owner to complete the cure, without charge to Developer for any Extension Payment for such period of time. Notwithstanding the foregoing, in the event that Owner fails to cure any such default within sixty (60) days after written notice from Developer to Owner, notwithstanding Owner’s diligent efforts, then Developer shall have the rights set forth in Section 9.2(a) below.

9.2 Remedies for Owner’s Default. In the Event of Owner’s Default, Developer shall have any one of the following rights and remedies (and no others):

(a) Developer shall have the right to terminate this Agreement by notice to Owner, in which event (i) the Option Payments (and, if applicable, the Extension Payments) shall be fully refundable to Developer, and (ii) all obligations of the parties under this Agreement shall terminate except for the obligations that survive the termination of this Agreement; or

(b) Developer shall have the right to waive the breach or default and proceed to Closing in accordance with the provisions of this Agreement without reduction of the Purchase Price; or

(c) Developer may seek specific performance for Owner’s failure to execute and deliver the documents necessary to convey the Option Parcel to Developer, in which event Developer shall only be entitled to purchase the Option Parcel for the Purchase Price and shall not be entitled to any monetary damages, whether styled as consequential, actual, delay, compensatory, punitive or otherwise, and Developer hereby waives all rights to the same to the fullest extent permitted by law; provided, if it is determined that the remedy of specific performance is not available to Developer, then Developer may seek the remedy set forth in Paragraph 9.2(a).

(d) If the remedy of specific performance in Section 9.2(c) is not available to Purchaser because of the nature of the Event of Owner’s Default, then Developer shall have the right to terminate this Agreement by notice to Owner, in which event (i) the Option Payments (and, if applicable, the Extension Payments) shall be fully refundable to Developer, (ii) Purchaser shall be allowed to seek actual damages for Developer’s actual out-of-pocket third-party costs and expenses associated with processing the Entitlements and performing Developer’s due diligence of the Property, and its attorneys’ fees and costs, and (iii) all obligations of the parties under this Agreement shall terminate except for the obligations that survive the termination of this Agreement.

Nothing in this Section 9.2 shall limit Developer’s rights to attorneys’ fees or costs recoverable by Developer under this Agreement.

10. POST-CLOSING CONSTRUCTION. During Developer’s construction on the Option Parcel after the Closing Date, Developer shall, at its sole cost and expense, maintain, repair, and conduct all construction on the Option Parcel in a neat, sanitary and orderly manner and in compliance with all applicable laws. Developer shall use commercially reasonable efforts to minimize any interference with Owner’s operations on the Remainder Parcel. The obligations under this Section 10 shall survive the Closing.

11. COMMISSIONS. Developer and Owner each represent and warrant to the other that they have not dealt with any real estate broker, agent, finder, or other party who could claim a right to any commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement, other than CB Richard Ellis (“Owner’s Broker”). Owner shall pay Owner’s Broker a commission at the Closing, pursuant to a separate agreement between Owner’s Broker and Owner. Each party shall indemnify and hold the other party harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including reasonable attorneys’ fees and court costs, in connection with claims for any commissions, finders’ fees or brokerage fees arising out of each such party’s conduct or the inaccuracy of the foregoing representation and/or warranty of such party. The provisions of this Section 11 shall survive the Closing.

12. DAMAGE OR DESTRUCTION: CONDEMNATION.

12.1 Destruction of Buildings. The parties acknowledge that Developer plans to raze the existing buildings located on the Option Parcel and re-develop the Option Parcel for residential purposes. Therefore, Developer shall NOT have the right to terminate this Agreement, receive a refund of any Option Payments or Extension Payments, or receive a reduction in the Purchase Price or an assignment of any insurance proceeds received by, receivable by, or paid to Owner, in the event of a casualty, damage or destruction of all or any portion of the Option Parcel.

12.2 Condemnation. If, prior to the Closing Date, all or any portion of the Option Parcel is subject to an actual or threatened taking by a public authority, by the power of eminent domain or otherwise (a “taking”), Owner shall immediately advise Developer of the same in writing and Developer shall have the right, exercisable by giving written notice to Owner within ten (10) days after Developer’s receipt of written notice of such taking from Owner, either to (i) terminate this Agreement (whereupon all Option Payments and Extension Payments, as applicable, shall be immediately returned to Developer and neither party shall have any further liability or obligation hereunder, or (ii) to accept that applicable portion of the Option Parcel subject to such taking and to receive (a) a ratable reduction in the Purchase Price (calculated on a square foot basis) based on the square footage of the Option Parcel that is subject to the taking in question, and (b) an assignment of all of Owner’s rights to any condemnation award payable by reason of such taking, to the extent any such award exceeds the reduction in the Purchase Price pursuant to subsection (a) above. If Developer elects to proceed under clause (ii) above, Owner shall not compromise, settle or adjust any claims to such award without Developer’s prior written consent. Notwithstanding anything to the contrary in this Paragraph 12.2, if the taking relates in any way to the Entitlements or the Subdivision Map sought by Developer pursuant to this Agreement, then Developer shall NOT have the right to terminate this Agreement, receive a refund of any Option Payments or Extension Payments, receive a reduction in the Purchase Price or an assignment of any condemnation proceeds received by, receivable by, or paid to Owner, in the event of such taking of all or any portion of the Option Parcel.

13. NOTICES. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) personal delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, or (iii) upon confirmation by the recipient of successful transmission if sent via email or facsimile transmittal, and addressed as follows:

To Developer:	To Owner:

Laura O’Brien Controller Trumark Companies LLC 4185 Blackhawk Plaza Circle Suite 200 Danville, CA 94506 Phone: (925) 648-8300 Fax: (925) 648-8300 Email: lobrien@trumark-co.com	Diane Honda VP, General Counsel and Secretary Extreme Networks, Inc. 3585 Monroe Street Santa Clara, California 95051 Phone: (408) 579-3056 Fax: (408) 579-3029 Email: dhonda@extremenetworks.com

With a copy to: Sonia A. Lister, Esq. Jackson, DeMarco, Tidus & Peckenpaugh 2030 Main Street, Suite 1200 Irvine, CA 92614 Phone: (949) 851-7408 Fax: (949) 752-0597 Email: SLister@jdtplaw.com	With a copy to: James E. Anderson, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, CA 94303 Phone: (650) 833-2078 Email: jim.anderson@dlapiper.com Fax: (650) 687-1158

And a copy to: Greg Poncetta Keith Zaky CB Richard Ellis 225 W. Santa Clara Street, Suite 1050 San Jose, CA 95113 Email: Greg.Poncetta@cbre.com; Keith.Zaky@cbre.com Fax: (408) 437-3170

And a copy to: Dian Blair First American Title Company North First Street, Suite 500 San Jose, CA 95112 Email: dblair@firstam.com Fax: (408) 451-7836

Either party may from time to time change its address by written notice to the other party in accordance with the foregoing.

14. CONFIDENTIALITY. Each party agrees to keep this Agreement and all information related to the Property, the intended development and the transaction contemplated herein strictly confidential, and shall not disclose any information or make any statements relating thereto without the prior written consent of the other party, except (a) to the extent reasonably required to process the Entitlements, or (b) to the extent such disclosures may be necessary to permit each party to comply with applicable laws and rules of any exchange upon which a party’s shares may be traded, or (c) to obtain financing necessary or desirable in connection with the consummation of the transaction contemplated herein. Notwithstanding the foregoing, (i) Developer shall have the right to disclose information relating to the Option Parcel and the condition thereof to Developer’s representatives, attorneys, employees, officers, directors, consultants, advisors, and prospective lenders as needed in furtherance of the purposes of this Agreement, and (ii) the terms of this Section shall expire and be of no further force or effect from and after the date of Closing.

15. Assignment.

15.1 No Assignment before Discretionary Approvals. Owner has entered into this Agreement with Developer because, in Owner’s opinion, Developer has the reputation and ability to significantly contribute to the viability and success of the transaction contemplated herein. Accordingly, until such time that Developer obtains the Final Discretionary Approvals, this Agreement may not be assigned by Developer.

15.2 Consent to Assignment. After such time that Developer obtains the Final Discretionary Approvals, this Agreement may not be assigned without Owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Owner is given notice of the requested assignment not later than fifteen (15) days prior to the scheduled Closing Date.

15.3 Permitted Assignment. Notwithstanding Sections 15.1 and 15.2 above, Developer shall have the right, without Owner’s consent, to (a) assign this Agreement or take title to the Property in the name of a wholly owned affiliate of Developer; and (b) enter into an agreement to assign this Agreement to a third party who is not a wholly owned affiliate of Developer, provided that the closing of such assignment occurs after Developer obtains the Final Discretionary Approvals and Developer obtains Owner’s consent pursuant to Section 15.2 above.

15.4 Conditions to Assignment. Owner’s consent to any such assignment shall not release or relieve Developer from any liabilities, obligations, claims or other matters arising under this Agreement prior to the date of such assignment. Any permitted assignee of Developer’s rights or obligations hereunder shall, as a condition to the effectiveness of any assignment, expressly assume in writing all of Developer’s obligations under this Agreement, and agree in writing to be bound by the terms of this Agreement.

15.5 Binding on Successors. Except as set forth in the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

16. MISCELLANEOUS.

16.1 Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement, to interpret this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, expenses and court costs, in addition to any other relief awarded by the court.

16.2 Waiver of Trial by Jury. TO THE EXTENT PERMITTED OR HEREAFTER PERMITTED BY APPLICABLE LAW, OWNER AND DEVELOPER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH OR RELATED TO, THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

16.3 Governing Law; Severability. The performance and interpretation of this Agreement shall be governed by the laws of the State of California.

16.4 Severability. If any provision or any word, term, clause or part of any provision of this Agreement shall be held invalid for any reason, the same shall be ineffective, but the remainder of this Agreement and of the provision shall not be affected and shall remain in full force and effect.

16.5 Other Documents. The parties agree to execute any and all other documents necessary and desirable to carry out the true intent and purpose of this Agreement.

16.6 Time of the Essence. Time is of the essence as to this Agreement and every provision hereof.

16.7 Entire Agreement. This Agreement contains the entire agreement of the parties hereto respecting the right granted to Developer to purchase the Option Parcel. This Agreement supersedes all prior and contemporaneous agreements, contracts and discussions of the parties, whether written or oral, between Owner and Developer with respect to the right to purchase the Option Parcel. Any modifications to this Agreement must be in writing signed by all of the parties. The recitals and exhibits to this Agreement are incorporated herein as if fully set forth herein.

16.8 Waiver. No waiver by Developer or Owner of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

16.9 Interpretation. This Agreement shall not be strictly construed against either party, but shall be construed as if all parties prepared this Agreement jointly upon the advice of their respective legal counsel. The word “including” as used herein shall mean “including without limitation” unless otherwise specifically stated.

16.10 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together constitute one (1) instrument. Executed counterparts that are delivered by email or fax shall be deemed originals for the purpose of establishing the Effective Date of this Agreement, but any party delivering a signed counterpart by email or fax shall also deliver the original hard copy as soon as reasonably practicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

Owner:		Developer:

Extreme Networks, Inc.		Trumark Companies LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Bob L. Corey	By:	/s/ Gregg A. Nelson

Name:	Bob Corey	Name:	Gregg A. Nelson

Its:	EVP & CFO	Its:	Managing Member

Date:	9/23/10	Date:	9/20/10

Exhibit A

Legal Description of Property

Real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

Being a portion of that certain 24.740 acre parcel as shown on that certain Record of Survey filed in Book 447 of Maps, at page 33, Santa Clara County Records, described as follows:

Beginning at the Northwest corner of said 24.740 acre parcel; thence from said point of beginning along the Northerly line of said 24.470 acre parcel N. 89° 25’ 00” E. 995.17 feet; thence leaving said Northerly line S. 0° 10’ 00” W. 705.02 feet to a point In the Southerly line of said 24.740 acre parcel; thence along said Southerly line the following courses: S. 89° 25’ 00” W. 181.82 feet; S. 2.00 feet and S. 89° 25’ 00” W. 760.70 feet; thence leaving said Southerly line along a tangent curve to the right, with a radius of 50.00 feet, through a central angle of 90° 34’ 33” for an arc length of 79.4 feet to a point in the Westerly line of said 24.470 acre parcel; thence along said Westerly line N. 0° 00’ 27” W. 656.49 feet to the point of beginning.

APN: 216-25-006

Exhibit A-1

Diagram of Option Parcel and Remainder Parcel

(See Next Page for Diagram)

The Option Parcel is the parcel labeled “Developable Area” on the attached diagram and the Remainder Parcel is the parcel with the buildings labeled “Building 1” and “Building 3” located on it.

Exhibit A-1

Exhibit A-1

Exhibit B

Form of Memorandum of Agreement

(See Next Page for Form)

Exhibit B

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Trumark Companies LLC

1185 Blackhawk Plaza Circle, Suite 200

Danville, CA 94506

Attention: Ms. Laura O’Brien

Above Space for Recorder’s Use Only

MEMORANDUM OF OPTION

THIS MEMORANDUM OF OPTION (this “Memorandum”) is executed as of the              day of             , 2010 by and between Extreme Networks, Inc., a Delaware corporation (“Owner”), and Trumark Companies LLC, a California limited liability company (“Developer”).

RECITALS

A. Owner is the owner of certain real property located in the City of Santa Clara, County of Santa Clara (“County”), State of California, more particularly described on Schedule “1” attached hereto (the “Land”).

B. Owner and Developer have entered into that certain Option Agreement dated September 17, 2010 (the “Option Agreement”). Pursuant to the Option Agreement, Owner has granted to Developer an option to purchase a portion of the Land, upon the terms and conditions set forth therein. All initially capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Option Agreement.

C. Upon Developer’s exercise of the Option, Owner and Developer shall execute the Escrow and Closing Agreement. For purposes of this Memorandum, the Option Agreement and the Escrow and Closing Agreement shall be referred to herein collectively as the “Option Documents”.

D. Owner and Developer desire to execute this Memorandum and cause the same to be recorded in the Official Records of Santa Clara, California (the “Official Records”) for the purpose of memorializing the Option Documents and to provide third parties with notice of the Option Documents.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Developer hereby acknowledge and agree as follows:

1. Pursuant to the Option Agreement and this Memorandum, Owner has granted to Developer, and Developer has accepted from Owner, an option to purchase a portion of the Land upon the terms and conditions set forth in the Option Agreement.

Exhibit B

2. Upon the exercise of the Option, Owner shall sell the Land to Developer and Developer shall acquire the Land from Owner, on the terms and provisions set forth in the Option Documents.

3. The sole purpose of this Memorandum is to give notice of the Option Documents and all of their terms, covenants and conditions to the same extent as if the Option Documents were fully set forth herein, and this Memorandum is subject to all of the terms, conditions and provisions of the Option Documents.

4. This Memorandum shall automatically terminate and be of no further force or effect upon the earlier to occur of the following: (a) the termination of the Option Documents, (b) the recordation of a grant deed conveying fee title to the Property to Developer, (c) upon the execution, and recordation in the Official Records of Santa Clara County, California, of a quitclaim deed from Developer relinquishing its rights under the Option Documents, or (d) [insert the date that is thirty-six (36) months after the Effective Date].

This Memorandum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum on the day and year first written above.

OWNER:

EXTREME NETWORKS, INC., a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

DEVELOPER:

TRUMARK COMPANIES LLC,
a California limited liability company

By:
Name:
Title:

Exhibit B

Schedule “1”

Legal Description of the Property

Real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

Being a portion of that certain 24.740 acre parcel as shown on that certain Record of Survey filed in Book 447 of Maps, at page 33, Santa Clara County Records, described as follows:

Beginning at the Northwest corner of said 24.740 acre parcel; thence from said point of beginning along the Northerly line of said 24.470 acre parcel N. 89° 25’ 00” E. 995.17 feet; thence leaving said Northerly line S. 0° 10’ 00” W. 705.02 feet to a point In the Southerly line of said 24.740 acre parcel; thence along said Southerly line the following courses: S. 89° 25’ 00” W. 181.82 feet; S. 2.00 feet and S. 89° 25’ 00” W. 760.70 feet; thence leaving said Southerly line along a tangent curve to the right, with a radius of 50.00 feet, through a central angle of 90° 34’ 33” for an arc length of 79.4 feet to a point in the Westerly line of said 24.470 acre parcel; thence along said Westerly line N. 0° 00’ 27” W. 656.49 feet to the point of beginning.

APN: 216-25-006

Exhibit B

STATE OF CALIFORNIA

COUNTY OF

On                                 ,             , before me,

                                                                  (here insert name and title of the officer)

personally appeared                                                                                                                                                                                          who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:

(SEAL)

STATE OF CALIFORNIA

COUNTY OF

On                                 ,             , before me,

                                                                  (here insert name and title of the officer)

personally appeared                                                                                                                                                                                          who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:

(SEAL)

Exhibit B

Exhibit C

Form of Quit Claim Deed

(See Next Page for Form)

Exhibit C

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO

AND MAIL TAX STATEMENTS TO:

_____________________

_____________________

_____________________

Attn: _____________________

APN: 216-25-006	(Above Space for Recorder’s Use Only)

QUITCLAIM DEED

The undersigned declares:

Documentary Transfer Tax is $0

Consideration less than $100

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, TRUMARK COMPANIES LLC, a California limited liability company (“Grantor”), hereby remises, releases and quitclaims to EXTREME NETWORKS, INC., a Delaware corporation (“Grantee”), all of its right, title and interest in and to that certain real property located in the City of Santa Clara, County of Santa Clara, State of California, more particularly described on Schedule “1” attached hereto (the “Land”).

The purpose of this quitclaim is to relinquish any and all rights that Grantor has to the Land pursuant to that certain [(a)] Option Agreement dated September             , 2010 between Grantor and Grantee; [and (b) that certain Escrow and Closing Agreement dated                  between Grantor and Grantee.]

DATED: ________________	TRUMARK COMPANIES LLC,
a California limited liability company

By:
Name:
Title:

Exhibit C

Schedule “1”

Legal Description of the Land

Real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

Being a portion of that certain 24.740 acre parcel as shown on that certain Record of Survey filed in Book 447 of Maps, at page 33, Santa Clara County Records, described as follows:

Beginning at the Northwest corner of said 24.740 acre parcel; thence from said point of beginning along the Northerly line of said 24.470 acre parcel N. 89° 25’ 00” E. 995.17 feet; thence leaving said Northerly line S. 0° 10’ 00” W. 705.02 feet to a point In the Southerly line of said 24.740 acre parcel; thence along said Southerly line the following courses: S. 89° 25’ 00” W. 181.82 feet; S. 2.00 feet and S. 89° 25’ 00” W. 760.70 feet; thence leaving said Southerly line along a tangent curve to the right, with a radius of 50.00 feet, through a central angle of 90° 34’ 33” for an arc length of 79.4 feet to a point in the Westerly line of said 24.470 acre parcel; thence along said Westerly line N. 0° 00’ 27” W. 656.49 feet to the point of beginning.

APN: 216-25-006

Exhibit C

STATE OF CALIFORNIA

COUNTY OF___________________________

On _________________________, _________, before me, ____________________________________________________

(here insert name and title of the officer)

personally appeared ___________________________________________________________________________________

who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature: _________________________________

(SEAL)

STATE OF CALIFORNIA

COUNTY OF ____________________________

On _________________________, __________, before me, ___________________________________________________

(here insert name and title of the officer)

personally appeared ______________________________________________________________________________________ who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature: ___________________________________

(SEAL)

Exhibit C

Exhibit D

Form of Escrow and Closing Agreement

(See Next Page for Form)

Exhibit D

ESCROW AND CLOSING AGREEMENT

This Escrow and Closing Agreement (this “Agreement”), is made by and between Extreme Networks, Inc., a Delaware corporation (“Owner”), and Trumark Companies LLC, a California limited liability company (“Developer”).

RECITALS

A. Owner holds fee title to certain real property containing approximately 16 acres of land, located in the City of Santa Clara, County of Santa Clara, State of California, commonly known as 3515-3585 Monroe Street (the “Property”).

B. Owner has entered into that certain Option Agreement dated as of September 17, 2010 (the “Option Agreement”) pursuant to which Owner grated Developer an option (the “Option”) to purchase the eastern portion of the Property containing approximately [8.0] acres of land (the “Option Parcel”). The Option Parcel is more specifically described in Exhibit One attached to this Agreement. The portion of the Option Parcel to be retained by Owner is referred to in this Agreement as the “Remainder Parcel”).

C. Developer is now exercising its Option, and is now irrevocably committed to complete the close of escrow (the “Closing”) for the acquisition of the Option Parcel on or before the Closing Date as described below.

D. Upon the execution and delivery of this Agreement by Developer, both Owner and Developer shall become committed to complete the Closing in accordance with the terms and conditions of this Agreement. All terms not defined herein shall have the meanings given in the Option Agreement.

TERMS AND CONDITIONS OF CLOSING

1. Purchase Price. The total purchase price for the Option Parcel (the “Purchase Price”) is [Twenty Four Million Dollars ($24,000,000.00) or such adjusted amount determined in accordance with the Option Agreement], which amount shall be payable as follows:

1.1 Option Payments. On or before the date of this Agreement, Developer has deposited with Escrow Holder, and Escrow Holder has released to Owner, a total of                      in Option Payments under the Option Agreement. The Option Payments shall be applied as a credit against the Purchase Price at the Closing (defined below).

1.2 The Final Payment. On or before the Closing Date, Developer shall deposit with Escrow Holder the remainder of the Purchase Price in the amount of                      ($                ), subject to adjustments for all closing costs and prorations allocated to Developer under Sections 3 and 4 of this Agreement (collectively, the “Final Payment”).

Exhibit D

2. Escrow.

2.1 Opening of Escrow. The Developer and Owner have opened an escrow account, Order Number                      (the “Escrow”) with First American Title Company, whose address is 1737 North First Street, Suite 500, San Jose, CA 95112, Attention: Dian Blair (the “Escrow Holder” or “Title Company”). Within one (1) business day after the date of the Agreement, Developer and Owner shall deposit an executed copy of this Agreement with the Escrow Holder, and shall request that Escrow Holder execute this Agreement where indicated on the last page hereof.

2.2 Escrow Instructions. Owner and Developer agree that Sections 1 through 7 inclusive of this Agreement shall constitute joint escrow instructions to Escrow Holder. Owner and Developer agree to prepare and execute supplemental instructions consistent with the terms of this Agreement and the Option Agreement, as may be requested by Escrow Holder in order to close the transaction in accordance with the terms of this Agreement and the Option Agreement. Should said supplemental instructions fail to be executed as required, Escrow Holder shall be and is hereby directed to close escrow pursuant to custom in accordance with the terms and conditions of Sections 1 through 7 inclusive of this Agreement.

3. Closing.

3.1 Closing Date. The Closing shall be deemed to occur upon the transfer of all consideration to the parties entitled thereto, and the recording of the grant deed transferring title to the Option Parcel (the “Grant Deed”). The form of the Grant Deed shall be substantially in the attached hereto as Exhibit Two.

(a) The Closing shall occur on or before                      (the “Closing Date”), unless the Closing Date is extended pursuant to Section 4.6 or any other provision of the Option Agreement. Any Extension Payments made by Developer to extend the Closing Date shall not apply as a credit to the Purchase Price.

(b) Notwithstanding anything to the contrary contained herein, Owner shall have no right or obligation to complete the Closing, unless and until the final Subdivision Map has been approved and filed with the Santa Clara County Recorder in accordance with the California Subdivision Map Act. If for any reason the final Subdivision Map has not been recorded prior to the Closing Date, as extended for the maximum period of time allowed under the Option Agreement, then this Agreement and the Option Agreement shall terminate in accordance with the provisions of the Option Agreement.

(c) Owner shall have no obligation to extend the Closing Date, except as expressly provided in the Option Agreement, time being strictly of the essence.

3.2 Closing Costs. Closing costs shall be allocated as follows:

(a) The parties agree to share closing costs as follows:

(i) Owner shall pay for (i) County documentary transfer tax; (ii) the Escrow Holder’s fees; (iii) the premium for the standard coverage Title Policy; and (iv) such other costs as are customarily paid by sellers of commercial real property in Santa Clara, California.

Exhibit D

(ii) Developer shall pay for (i) the recording fees for the grant deed and any other recorded documents; (ii) the premium for any extended title coverage and any endorsements requested by Developer; and (iii) such other costs as are customarily paid by buyers of commercial real property in Santa Clara, California.

(b) In addition, Developer and Owner shall each pay 50% of any city conveyance taxes associated with the transfer of the Option Parcel.

(c) At the Closing, Owner shall pay a real estate brokerage commission to CB Richard Ellis in an amount calculated pursuant to a separate agreement between Owner and Owner’s Broker. Owner’s Broker shall submit a demand to Escrow Holder prior to the Closing Date, for payment of such commission out of Escrow.

(d) All other closing costs shall be shared as customary in Santa Clara County.

3.3 Delivery and Possession. Owner shall deliver possession of the Option Parcel to Developer at the Closing, free and clear of any occupants or tenancies, and subject only to the Permitted Exceptions.

4. Prorations and Adjustments. Escrow Holder shall make the following prorations at the Closing:

4.1 Generally. If any expenses are not determinable on the Closing, at the earliest possible opportunity following the Closing but in no event later than six (6) months after the Closing with respect to all matters other than those set forth in Section 4.2 (which shall be reconciled pursuant to Section 4.2), Owner and Developer shall make any interim and final adjustments. In addition, if any item to be pro-rated herein (other than those set forth in Section 4.2) is not specifically allocable to the Option Parcel only, the amount allocated to the Option Parcel and the Remainder Parcel shall be reasonably and in good faith estimated by the Developer and Owner based on all relevant factors, such as the square footage of the Option Parcel and the Remainder Parcel, the square footage of any buildings located thereon, and the use or lack thereof of such buildings by Owner prior to the Closing.

4.2 Taxes.

(a) All property taxes, bonds and assessments shall be prorated at the Closing. If property taxes, bonds and assessments are not determinable on the Closing, such shall be reconciled within sixty (60) days after accurate information is obtained by the parties. The parties are informed that following the Closing the assessor for Santa Clara County (“Assessor”) will separately assess the Option Parcel and the Remainder Parcel; provided, however, the timing for the completion of those assessments is unknown and may be completed 12 months or more following the Closing. Accordingly, prior to such time, the precise amount of real property taxes and assessments allocable to the Option Parcel and the Remainder Parcel cannot be determined. As a result, Developer and Owner have agreed to estimate the amount of property taxes allocated to the Option Parcel as of the Closing, which amounts will be subject to reconciliation after Closing.

Exhibit D

(b) For purposes of prorating taxes, bonds and assessments pertaining to the Option Parcel as of the Closing, the parties have determined the approximate percentage of the Property being transferred to Developer. Using these estimated percentages, Developer and Owner have calculated                                          percent (        %) of the current installment of taxes, bonds and assessments is to be allocated for the Option Parcel (“Estimated Tax Percentage”), which amount shall be prorated between Developer and Owner at the Closing subject to reconciliation in accordance with subsection (d) below.

(c) As a condition to recordation of the Subdivision Map, the property taxes for the Property are required to be pre-paid by Owner (“Prepaid Taxes”). Using the same method of estimation as described in subsection (b) above, Developer and Owner agree that at Closing, through Escrow, Owner shall be reimbursed by Developer for the Prepaid Taxes in an amount equal to the Estimated Tax Percentage, which amount shall be subject to reconciliation following the Closing in accordance with subsection (d) below.

(d) At such time that the Assessor determines the assessed values of the Option Parcel and the Remainder Parcel (which shall reflect the sale contemplated by the Option Agreement and be effective as of the Closing) (“Final Assessment”), and the deadline for all possible appeals of such Final Assessment has lapsed (“Appeals Period”), then Owner shall prepare and deliver to Developer a final reconciliation (“Reconciliation”) comparing the prorated amounts of the property taxes, bonds and assessments pro-rated pursuant to this Section and the Prepaid Taxes (collectively, the “Estimated Taxes”) paid by Developer and Owner at the Closing to those amounts that would have been paid by Developer and Owner if the Assessor’s Final Assessment had been available as of the Closing Date. There shall be an adjustment between Owner and Developer for any over or under payment of such Estimated Taxes, with payment to Owner or Developer, as the case may require, within thirty (30) days after Owner’s delivery of the Reconciliation to Developer. Notwithstanding anything to the contrary contained herein, Developer acknowledges and agrees that commencing from and after the Closing Date Developer shall pay annual real property taxes with respect to the Option Parcel in an amount not less than the Purchase Price multiplied by the real property tax rate imposed by the County of Santa Clara, plus all special assessments allocated to the Option Parcel.

(e) Following the Closing, Developer and Owner agree to deliver copies of any property assessments or related notices received from the County for the Option Parcel to the other party. Such obligation shall cease following the expiration of the Appeals Period.

(f) Until the Assessor delivers a Final Assessment, Developer and Owner agree that a portion of the real property taxes, bonds and assessments pertaining to Property shall be paid by Developer in an amount equal to the Estimated Tax Percentage. Any such payments shall be subject to reconciliation in accordance with subsection (d).

(g) The provisions of this Section 4.2 shall survive the Closing and recordation of the Deed.

4.3 Utilities Costs. Any and all utility costs shall be prorated at the Closing. Owner shall be entitled to all deposits presently in effect with the utility providers, it being understood that Developer and Owner shall cooperate to ensure that there is no disruption in services and Developer is obligated to make its own arrangements for deposits with said utility providers.

Exhibit D

4.4 Calculations. All prorations shall be calculated as of the Closing Date on the basis of the actual days of the month in which the Closing occurs. Such date shall be an income and expense day for Developer, although Developer acknowledges that the Option Parcel does not produce any rental income. Owner shall be responsible for all expenses of the Option Parcel applicable to the period prior to the Closing and Developer shall be responsible for all expenses applicable to the period from and after the Closing.

5. Deliveries at Closing.

5.1 Owner’s Deliveries. At least one (1) business day prior to the Closing Date, Owner shall deposit with Escrow Holder all of the following:

(i) the fully executed and acknowledged Grant Deed, together with a separate, off-record transfer tax declaration signed by Owner, in statutory form;

(ii) Owner’s supplemental escrow instructions as described in Section 2.2 above, if necessary to enable Escrow Holder to close the Escrow in accordance with the terms of this Agreement and the Option Agreement,

(iii) an affidavit or affidavits satisfying the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and a California Form 593-C Real Estate Withholding Certificate;

(iv) an executed and acknowledged counterpart of the CC&R’s, if any;

(v) an Estimated Closing Statement for Owner, prepared by Escrow Holder consistent with this Agreement and approved by Owner shortly before the Closing Date;

(vi) completed W-9 form for Owner;

(vii) a copy of a resolution or authorization of the governing board of the Owner, confirming the board’s approval of the sale of the Option Parcel and delivery of the Grant Deed;

(viii) an owner’s title affidavit, in the substantially the form attached hereto as Exhibit Three; and

(x) any other documents, records, or agreements expressly called for hereunder that have not previously been delivered.

5.2 Developer’s Deliveries. At least one (1) business day prior to the Closing Date, Developer shall deposit with Escrow Holder all of the following:

(i) the Final Payment, as described in Section 1;

(ii) an executed and acknowledged counterpart of the CC&R’s, if any;

Exhibit D

(iii) a preliminary change of ownership report (PCOR) signed by Developer;

(iv) Developer’s supplemental escrow instructions as described in Section 2.2 above, if necessary to enable Escrow Holder to close the Escrow in accordance with the terms of this Agreement and the Option Agreement;

(v) a copy of a resolution or authorization of the governing board of the Developer, confirming the board’s approval of the purchase of the Option Parcel and acceptance of the Grant Deed;

(vi) an Estimated Closing Statement for Developer, prepared by Escrow Holder consistent with this Agreement and approved by Developer shortly before the Closing Date; and

(vii) any other documents, records, agreements, or funds expressly called for hereunder that have not previously been delivered.

6. Title. Title to the Option Parcel shall be insured by an ALTA owner’s policy of title insurance (the “Title Policy”) issued by the Title Company in the amount of the Purchase Price, insuring that the Option Parcel is a legally subdivided parcel of real property pursuant to the final recorded Subdivision Map, and insuring that title to the Option Parcel is vested in Developer, subject only to the Permitted Exceptions.

7. Closing Procedures. When (and only when) both parties have delivered the items described in Section 5, and Title Company is prepared to issue the Title Policy described in Section 6, Escrow Holder shall proceed to complete the Closing in accordance with the following:

7.1 Escrow Holder’s Duties. Escrow Holder shall do the following:

(a) Record the Grant Deed and, if applicable, the CC&R’s, in the Official Records of Santa Clara County, in that order, and file the PCOR with the recorder.

(b) From the Final Payment deposited with Escrow Holder, pay the real estate commission to the Owner’s Broker, make the other payments and disbursements described in this Agreement and the Option Agreement, and pay the balance to Owner, all as more specifically set forth in Developers and Owners respective approved Settlement Statements.

(c) Deliver to each of Owner and Developer, a conformed copy of the recorded and filed documents, and a copy of all other documents delivered through this escrow as described above.

(d) Cause the Title Company to deliver the Owner’s Title Policy to Developer.

(e) File Owner’s affidavit, the PCOR, and the transfer tax declaration as appropriate.

Exhibit D

(f) Take all other actions as may be necessary or appropriate to complete this transaction in accordance with this Agreement and the Option Agreement.

7.2 Reporting Person. To the extent that this transaction involves the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4, Escrow Agent is designated as “the real estate reporting person” within the meaning of such regulation and shall make all reports to the federal government as required by the same.

8. Exchange Contingency. Developer and Owner agree to cooperate with the other party, at no additional cost or expense to such other party, in a manner reasonably necessary to enable either party to comply with the rules regarding deferral of recognition of income from like-kind exchanges under federal and state tax rules as to any Option Parcel or properties designated by such party. Each party shall execute such documents and perform such other actions as reasonably requested by the other party, provided that in all events neither party shall bear or incur no expense or liability with regard to any additional actions necessitated to be taken by it in cooperating with the other party with regard to such exchange, provided further that nothing herein shall be deemed to require either party to become a record holder of any interest in any other properties. Nothing contained in this Section 8 shall delay Closing.

9. As-Is.

9.1 Developer’s Review of the Option Parcel and Related Matters. Developer stipulates and agrees that Developer has had, prior to entering into this Agreement, ample opportunity to perform such inspections, investigations, surveys, and tests of the Option Parcel, and reviews of all such materials concerning the Option Parcel, as Developer has deemed proper, in its sole discretion, including, without limitation, with respect to building condition and building systems, soils tests, Hazardous Materials analysis, geological and/or engineering studies and related studies, and that Developer is fully satisfied with all aspects of the Option Parcel and its condition and suitability for Developer’s intended use thereof, including, without limitation, the Entitlements for the Option Parcel and the availability of all permits, licenses, and the like necessary for Developer’s intended development and use of the Option Parcel.

9.2 As Is. Developer acknowledges and agrees that, subject to the representations, warranties, covenants and other obligations of Owner in this Agreement, the Option Agreement or in any document, instrument executed at Closing or otherwise in connection herewith by Owner, (i) the Option Parcel is to be purchased by Developer “as is” and with all faults in its then-existing physical condition as of the Closing, after such inspection, analysis, examination and investigation as Developer deems desirable or necessary in its sole discretion, without any implied or express warranty or representation whatsoever by Owner as to physical condition, land use approvals or entitlements, utilities, title, leases, rents, revenues, income, expenses, operation, zoning or other regulation, compliance with law, suitability or fitness for particular purposes, or any other matter whatsoever, except as expressly set forth in this Agreement and the Option Agreement; (ii) the Closing hereunder will be deemed acceptance by Developer of the Option Parcel in its then existing “as is” condition, with all faults, (iii) neither Owner nor any of Owner’s employees, agents or representatives has made any warranties, representations or agreements by or on behalf of Owner not expressly set forth in the Option Agreement as to any matters concerning the Option Parcel, including without limitation the present use or condition of the Option Parcel, the suitability of the Option Parcel for Developer’s intended use thereof, or the presence or absence of Hazardous Materials in, on, or under the Option Parcel. Developer agrees that Owner shall have no obligation whatsoever to repair or make improvements to the Option Parcel, and that Developer shall have no offset or other rights against Owner relating to same. Without limiting the generality of the foregoing, Developer agrees that Owner shall have no responsibility for costs, improvements, or obligations associated with the recordation of the Subdivision Map, the satisfaction of the Map Conditions, or the construction of the Subdivision Improvements, as more specifically set forth in Section 7.7 of the Option Agreement.

Exhibit D

9.3 Release. Without limiting the generality of Section 9.2 above, from and after the Closing, Developer hereby expressly waives, releases, and relinquishes any and all claims, causes of action, rights, and remedies Developer may now or hereafter have against Owner, and the affiliates, directors, officers, attorneys, employees, managers, members, and agents of Owner, whether known or unknown, with respect to the following:

(a) Any past, present, or future presence, existence, or removal of Hazardous Materials on, under, or about the Option Parcel or with respect to any past, present, or future violations of any Hazardous Materials Laws with respect to the Option Parcel, including (i) any and all rights Developer may now or hereafter have to seek contribution from Owner under Section 113(D)(i) of the Comprehensive Environmental Response, Compensation and Liability, Act of 1980 (CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U. S.C.A. §9613), as the same may be further amended or replaced by any similar law, rule, or regulation, (ii) any and all rights Developer may now or hereafter have against Owner under any present or future Hazardous Materials Law, (iii) any and all claims, whether known or unknown, now or hereafter existing, under Section 107 of CERCLA (42 U. S.C.A. §9607), and (iv) any and all claims, whether known or unknown, based on nuisance, trespass or any other common law or statutory provisions through which liability for the existence, release or disposal of Hazardous Materials may attach.

(b) Any other condition related to the Option Parcel, including any construction defects; the salability or utility of the Option Parcel; or the suitability of the Option Parcel any purpose whatsoever.

Notwithstanding the foregoing, in no event shall the foregoing release relieve the Owner of any obligations for a breach of the representations, warranties or covenants set forth in this Agreement, the Option Agreement or in any document, instrument executed at Closing or otherwise in connection herewith by Owner, or for the intentional misconduct or fraud by Owner. In connection with the release provided above, from and after the Closing Developer hereby relinquishes and waives all rights conferred upon Developer by the provisions of Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”

Exhibit D

The waivers and releases by Developer herein contained shall survive the Closing and the recordation of the Grant Deed and shall not be deemed merged into the Grant Deed upon its recordation.

Developer Initials:

10. Continuing Obligations. The parties hereby acknowledge and confirm that certain indemnity obligations and other obligations set forth in the Option Agreement shall survive the Closing (and not be merged into the Grant Deed), including the indemnity obligations and other covenants contained in Sections 6.3, 7.4, 7.7, 8.3, 10 and 11 of the Option Agreement.

11. Exhibits. The following exhibits are attached to this Agreement and incorporated herein by this reference:

Exhibit A	Legal Description

Exhibit B	Grant Deed

Exhibit C	Owner’s Title Affidavit

12. Effect of Inconsistency. In the event of any conflict or inconsistency between the terms of the Option Agreement and the terms of this Escrow and Closing Agreement, the latter shall control. Unless expressly modified hereby, the terms of the Option Agreement shall remain in full force and effect.

13. Defaults. Any default by Developer under this Agreement prior to the Closing shall be subject to the liquidated damage provision set forth in Section 4.9 of the Option Agreement. Any default by Owner under this Agreement shall be subject to the default and remedy provisions set forth in Section 9 of the Option Agreement.

[Signatures appear on next page.]

Exhibit D

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

Owner:	Developer:

Extreme Networks, Inc. a Delaware corporation	Trumark Companies LLC a California limited liability company

By:	By:

Name:	Name:

Its:	Its:

Date:	Date:

Exhibit D

AGREEMENT BY ESCROW HOLDER:

Sections 1 through 7 inclusive of this Agreement are accepted and agreed:

First American Title Insurance Company

By:
Authorized Escrow Officer

Exhibit D

Exhibit E

Option Schedule

[to be added following the Effective Date]

Exhibit E

Exhibit F

List of Due Diligence Documents

The Due Diligence Documents shall include the following, to the extent currently existing and in Owner’s possession or control:

1. Property condition reports for the Option Parcel and the improvements thereon, including reports concerning Hazardous Materials, structural components of the building, the HVAC system, and other building systems.

2. Plans and specifications for the Option Parcel and the improvements thereon, including plans and specifications for the building and the utility facilities serving the Option Parcel.

3. Permits and other governmental approvals, including building permits, planning approvals, and environmental permits.

The Due Diligence Documents shall also include a Statutory Report as described in Section 6.1(a) of the Option Agreement.

Exhibit F